Exhibit 10.2

Execution Version

ASSET PURCHASE AGREEMENT

between

TREEHOUSE FOODS, INC.,

as Buyer

and

FARMER BROS. CO.,

as Seller

Dated as of June 6, 2023

i

(Continued)

(Continued)

(Continued)

Page

Section 10.10	Assignment; Successors	76
Section 10.11	Specific Performance	76
Section 10.12	Currency	76
Section 10.13	Severability	76
Section 10.14	Waiver of Jury Trial	76
Section 10.15	Counterparts	76
Section 10.16	Facsimile or .pdf Signature	77
Section 10.17	Time of Essence	77
Section 10.18	No Presumption Against Drafting Party	77
Section 10.19	Exhibits	77

Exhibits

Exhibit A	Owned Real Property Office Lease Term Sheet
Exhibit B	Owned Real Property Warehouse Lease Term Sheet
Exhibit C	Transition Services Agreement Term Sheet
Exhibit D	Form of Bill of Sale
Exhibit E	Form of Assumption Agreement
Exhibit F	Form of Deed
Exhibit G	Form of Assignment of Contracts
Exhibit H	Form of Co-Manufacturing Agreement
Exhibit I	Form of Seller Affidavit

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of June 6, 2023 (this “Agreement”), between TreeHouse Foods, Inc., a Delaware corporation, (“Buyer”), and Farmer Bros. Co., a Delaware corporation (“Seller”).

RECITALS

A.    Seller is engaged in the business of the procurement, roasting, grinding and sale and distribution of coffee beans and ground coffee products currently provided by Seller and its Subsidiaries to the customers listed on Schedule 1.1(a) of the Disclosure Schedules (the “Business”);

B.    Seller shall retain, and the Business shall not include, any business now, previously or hereafter conducted by Seller or any of its Subsidiaries or Affiliates other than the Business, including, without limitation, Seller’s procuring, roasting, grinding, selling, servicing and distributing coffee, tea and allied products to its customers that are not listed on Schedule 1.1(a) (the “Retained Business”);

C.    Seller owns all of the Purchased Assets; and

D.    Seller wishes to sell to Buyer or one or more of its designated Subsidiaries (each, a “Buyer Designee”), and Buyer wishes to purchase or cause to be purchased from Seller, the Purchased Assets relating to the Business, and in connection therewith Buyer is willing to assume certain liabilities and obligations of Seller relating thereto, all upon the terms and subject to the conditions set forth herein.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

Article I
DEFINITIONS

Section 1.1         Certain Defined Terms. For purposes of this Agreement:

“Accounting Principles” means GAAP as consistently applied by Seller in accordance with its practice; provided, that, in the event of any discrepancy or conflict between GAAP and Seller’s past practice, GAAP shall prevail and supersede Seller’s past practice.

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Adjustment Escrow Amount” means $2,000,000.

“Adjustment Escrow Fund” means the Adjustment Escrow Amount deposited with the Escrow Agent, including any remaining interest or other amounts earned thereon.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Bill of Sale, the Assumption Agreement, the Deed, the Assignment of Contracts, the Escrow Agreement, the Transition Services Agreement, the Owned Real Property Office Lease, the Owned Real Property Warehouse Lease, the Co-Manufacturing Agreement and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.

“Applicable Food Safety Laws” means all applicable Laws, guidance and policies related to the development, cultivation, manufacture, production, regulatory status, import, export, packaging, packing, labeling, handling, storage, transportation, distribution, purchase, sale, advertising or marketing of food and related products, including, but not limited to, Proposition 65 and all Laws administered by FDA, FTC, USDA, CBP, and other comparable Governmental Authorities.

“Business Contract” means the Contracts forth on Schedule 1.1(b) of the Disclosure Schedules.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Dallas, Texas, the City of New York, New York or Chicago, Illinois.

“Business Employee” means all employees of Seller who provide services primarily related to the Business, including any such employee hired in accordance with Section 5.1(i).

“Business Intellectual Property” means all Intellectual Property owned or purported to be owned (in whole or in part) by Seller that is primarily related to the Business.

“Business Inventory” means, without duplication, all (i) finished goods, works in progress, packaging and raw materials, including, without limitation, green coffee beans, primarily related to the Business, regardless of where located and (ii) raw materials that are located at the Owned Real Property.

“Business Permits” means all permits, licenses, franchises, approvals, certificates, consents, waivers, or other authorizations issued to Seller by a Governmental Authority that (i) relate to the ownership or operation of the Owned Real Property or that (ii) otherwise primarily relate to the conduct or operation of the Business as currently conducted or are used in connection with the ownership or use of the Purchased Assets, in each case including all pending applications therefor and amendments, modifications and renewals thereof, including without limitation those permits and licenses set forth on Schedule 3.7(b) of the Disclosure Schedules.

“Business Personal Property” means all fixed assets, machinery, equipment (including forklifts), furniture, furnishings, rolling stock, tools, office supplies, vehicles, computer hardware, network technology and other tangible personal property owned or leased by Seller (i) that is located at the Owned Real Property or, (ii) if not located at the Owned Real Property, that is primarily related to the Business or (iii) that is set forth on Schedule 1.1(d) of the Disclosure Schedules, in each case, other than the personal property listed on Schedule 2.2(j) of the Disclosure Schedules.

“Business Prepaid Items” means all credits, cash reserves, prepaid expenses, advance payments, security deposits, escrows and other prepaid items of Seller primarily related to the Business.

“Business Records” means all books, records, ledgers and files or other similar information of Seller (in any form or medium, including, without limitation, all information in electronic form and whether stored on discs, tapes, drives, servers or other, and including e-mail communications) that are primarily related to the Business, including all client lists, vendor lists, correspondence, mailing lists, revenue records, invoices, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, photographs, blueprints, research files and materials, data books, Intellectual Property disclosures and information, media materials and plates, accounting records and litigation files (but excluding the organization documents, minute and stock record books and corporate seal of Seller or any records primarily related to any Excluded Asset or any Excluded Liability or otherwise not primarily related to the Business or the ownership or operation of the Owned Real Property).

“Business Rights” means all claims, causes of action, rights of recovery and rights of set-off against any Person that are primarily related to the Business, the Purchased Assets or the Assumed Liabilities (other than Receivables), including: (i) all rights under any Business Contract arising on or after the Closing, including all rights to receive payment for products sold and services rendered thereunder, to receive goods and services thereunder, to assert claims and to take other rightful actions in respect of breaches, defaults and other violations thereof; (ii) all rights under or in respect of any Business Intellectual Property, including all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the laws of any jurisdiction; and (iii) all rights under all guarantees, warranties, indemnities and insurance policies to the extent primarily arising from or primarily related to the Business, the Purchased Assets or the Assumed Liabilities, provided, that the Business Rights shall not include the claims asserted by Seller to date in the Owned Real Property Matter or that relate to claims asserted by Seller to date in the Owned Real Property Matter, but shall include any claims that may be asserted against the counterparty in the Owned Real Property Matter with respect to any structural deficiencies or other warranty claims Seller may have with respect to the Owned Real Property that do not relate to claims asserted by Seller to date in the Owned Real Property Matter.

“Business Service Provider” means any current individual non-employee service provider of Seller that provides services primarily to the Business as of the Closing Date.

“Buyer Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, materially impairs the ability of Buyer to consummate the transactions contemplated hereby, or materially prevents or materially delays, any of the transactions contemplated by this Agreement.

“Calculation Time” means 12:01 a.m. Central Time on the Closing Date.

“CBP” means the United States Custom and Border Protection agency.

“Closing Inventory Amount” means the value of the Business Inventory as of the Calculation Time calculated in accordance with the Accounting Principles.

“Closing Payment Amount” means the amount by which the Estimated Purchase Price exceeds the Payoff Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” furlough, workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation by any Governmental Authority in connection with or in response to COVID-19 (but only, in the case of discretionary items, to the extent they are reasonable and prudent in light of the Business and applied in good faith to the Business).

“Employee Plans” means (i) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and (ii) any other bonus, commission, severance, retention, change in control, termination, employment, individual consulting, deferred compensation, incentive compensation, equity and equity-based, retiree medical or welfare, retirement, supplemental retirement, vacation, paid time off or fringe benefit plan, program, arrangement or Contract, in each case, that (A) is maintained, contributed to or required to be contributed to by Seller or under which Seller has any liability (including as a result of its affiliation with any ERISA Affiliate) and (B) covers any Business Employee or any Business Service Provider.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, deed of trust, lien, option, pledge, hypothecation, the interest of a lessor under any capital lease, security interest, deed to secure debt, easement, encroachment, covenant, license, right of first refusal, offer or purchase, or other encumbrance or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enterprise Value” means $100,000,000.

“ERISA Affiliate” means any Person that is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with Seller as defined in Section 414(b) or (c) of the Code or that is otherwise (or at any relevant time was) required to be treated, together with Seller, or as the case may be, as a single employer under Sections 414(m) or (o) of the Code.

“Escrow Agent” means Citibank N.A. or such other escrow agent that is mutually agreeable to Buyer and Seller.

“Estimated Inventory Overage” shall exist when (and shall be equal to the amount by which) the Estimated Closing Inventory exceeds the Target Inventory Amount.

“Estimated Inventory Underage” shall exist when (and shall be equal to the amount by which) the Target Inventory Amount exceeds the Estimated Closing Inventory.

“Estimated Purchase Price” means (i) the Enterprise Value, plus (ii) the Estimated Inventory Overage, if any, minus (iii) the Estimated Inventory Underage, if any, minus (iv) the Adjustment Escrow Amount, minus (v) the Seller Property Tax Amount, minus (vi) the Specified Owned Real Property Reduction Amount.

“FDA” means the United States Food and Drug Administration.

“FDC Act” means the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) as amended to date together with any rules or regulations promulgated thereunder.

“Final Closing Purchase Price” means (i) the Enterprise Value, plus (ii) the Final Inventory Overage, if any, minus (iii) the Final Inventory Underage, if any, minus (iv) the Adjustment Escrow Amount, minus (v) the Seller Property Tax Amount, minus (vi) the Specified Owned Real Property Reduction Amount.

“Final Inventory Overage” shall exist when (and shall be equal to the amount by which) the Final Closing Inventory (as finally determined pursuant to Section 2.8) exceeds the Target Inventory Amount.

“Final Inventory Underage” shall exist when (and shall be equal to the amount by which) the Target Inventory Amount exceeds the Final Closing Inventory (as finally determined pursuant to Section 2.8).

“Fraud” means a knowing and intentional misrepresentation in the making of the representations and warranties set forth in Article III and Article IV (as applicable) or the certificates delivered pursuant to Section 2.7(b)(xii) or Section 2.7(d)(viii) (as applicable), but excluding, for the avoidance of doubt, any claim based on negligent or reckless (but not knowing and intentional) misrepresentations.

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Indebtedness” means, without duplication (but before taking into account the consummation of the transactions contemplated hereby), (i) the unpaid principal amount of accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (A) all indebtedness for borrowed money of the Business, or Seller or its Subsidiaries in connection with the Business, (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments, and (C) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements, other than the Specified Derivative Agreements; (ii) all obligations of the Business, Seller or its Subsidiaries evidenced by any surety bonds, letters of credit or bankers’ acceptances or similar facilities, in each case, solely to the extent drawn and not reimbursed; (iii) all obligations under capitalized leases with respect to which the Business, Seller or its Subsidiaries is liable; (iv) any amounts for the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions; (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by Seller or its Subsidiaries; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons for the payment of which the Business, Seller or its Subsidiaries is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Insurance Policies” means all fire, product liability, property, casualty, fiduciary liability, workers’ compensation, vehicular, business interruption and other similar insurance policies by which the Business, the Purchased Assets or the Assumed Liabilities are insured as of the date of this Agreement.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), trade dress and other indicia of origin or source, and all registrations and applications for all of the foregoing, including all extensions, modifications and renewals thereof, and all goodwill associated with all of the foregoing (collectively, “Marks”); (ii) patents, patent applications and invention disclosures, including amendments, certificates of correction, counterparts, continuations, continuations-in-part, divisionals, extensions, non-provisionals, provisionals, reexaminations, reissues, renewals, reviews and substitutions thereof (collectively, “Patents”); (iii) published and unpublished works of authorship, copyrights therein and thereto, software (including source code, object code, development documentation, programming tools, drawings, specifications and data), and all registrations and applications for all of the foregoing, including all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (iv) trade secrets and confidential proprietary information, including know-how, inventions, discoveries, ideas, financial, business, scientific, technical, economic and engineering information, patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, codes, schematics, databases, drawings, models, methodologies, and customer lists, whether tangible or intangible and whether stored, compiled or memorialized physically, electronically, graphically, photographically or in writing (collectively, “Trade Secrets”); (v) domain names and other Internet addresses or identifiers, and accounts with social media companies (e.g., Twitter, Facebook) and the content, handles and identifiers and designations found thereon and related thereto (collectively, “Domain Names”); and (vi) any other proprietary or intellectual property right recognized under applicable Law that is equivalent to any of the foregoing and remedies and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

“International Trade Laws” means all applicable U.S. and non-U.S. Laws or restrictive measures relating to economic, financial, or trade sanctions, export control, or anti-boycott measures administered, enacted, or enforced by a relevant Sanctions Authority, as well as applicable customs Laws.

“IT Systems” means computer hardware, servers, networks, platforms, firmware, applications, databases, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes and Internet websites and related content.

“Knowledge of Seller” means the actual knowledge of Deverl Maserang, Scott Drake and Jared Vitemb and such knowledge as would be imputed to such persons after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree, policy or order of any Governmental Authority.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability), and whether or not reflected or required to be reflected on the financial statements of any Person.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Business, taken as a whole or (ii) materially impairs the ability of Seller to consummate, or prevents or materially delays, the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that in the case of clause (i) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes generally affecting (A) the wholesale coffee industry, or (B) the economy, general legislative or political conditions or the financial or securities markets, in the United States, including (x) changes in interest or exchange rates and (y) any suspension of trading in securities, (2) the outbreak of war or acts of terrorism or escalation of hostilities (including, without limitation, any declaration of war by the U.S. Congress) or acts of sabotage, social unrest, insurrection or terrorism or any escalation or worsening of any such act threated or underway as of the date of this Agreement, (3) changes in Law or GAAP first enacted after the date of this Agreement or any interpretation thereof, (4) the announcement of this Agreement and the transactions contemplated hereby (including the identity of Buyer) or the pendency of the transactions contemplated hereby; provided, that the exception in this clause (4) shall not apply to the representations or warranties contained in Section 3.3, (5) any action taken or omitted to be taken at the written request of Buyer or any actions expressly required by this Agreement, (6) any failure by Seller or the Business to meet internal projections or forecasts; provided, that the underlying cause of any such failure may be taken into consideration in making such determination, (7) earthquakes, floods, natural disasters or other acts of nature or God or any outbreak of disease or illness, public health emergency, pandemic, epidemic or similar event (including COVID-19) or any Governmental Authority or other regulatory sanctioned response thereto or any escalation or worsening of such or (8) any Casualty Loss or Taking; provided, further, that, with respect to clauses (1), (2), (3) or (7), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to the Business, taken as a whole, as compared to other similarly situated companies or businesses (and then such matters shall only be considered to the extent of such disproportionate impact).

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, (i) that Seller or any of its ERISA Affiliates maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which Seller or any of its ERISA Affiliates may incur any liability and (ii) that covers or has covered any Business Employee or any former employee of Seller or any of its ERISA Affiliates that provided services to the Business.

“Occupational Safety and Health Law” shall mean any Law of any Governmental Authority enacted or promulgated which requires or relates to Occupational Safety and Health Matters.

“Occupational Safety and Health Liabilities” means any cost, damage, expense, liability, obligation, duty to indemnify, defend or reimburse, or other responsibility consisting of or relating to:

(i)            fines, penalties, judgments, awards, settlements, damages, losses, claims, costs and expenses related to legal or administrative proceedings arising under Occupational Safety and Health Law;

(ii)           financial responsibility for corrective action, including without limitation any investigation, or abatement action including but not limited to engineering or administrative controls, or the use of required personal protective equipment, required by any applicable Occupational Safety and Health Law, or by any final decision, injunction, order, judgment, ruling or decree of any applicable Occupational Safety and Health Law jurisdiction; and

(iii)          any other compliance, corrective or remedial measures required under Occupational Safety and Health Law.

“Occupational Safety and Health Matters” means all matters related to health and safety of employees, temporary employees, independent contractors or employees of independent contractors at the Owned Real Property.

“Ordinary Course of Business” means, with respect to any Person or business, the ordinary course of business consistent with the applicable Person’s or business’ past custom and practice.

“Organizational Documents” means, with respect to any Person at any time, in each case as amended, modified and supplemented at that time, (i) the articles or certificate of formation, incorporation or organization (or the equivalent organizational or constituent documents) of that Person, (ii) the articles of association, bylaws, limited liability company agreement, limited partnership agreement or regulations (or the equivalent governing documents) of that Person and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Person’s equity interests.

“Owned Real Property” means the real property listed on Schedule 3.11(a) of the Disclosure Schedules, together with all buildings, structures, fixtures, and other improvements located thereon, or attached or appurtenant thereto, and together with Seller’s right, title and interests, if any, in and to (i) all development rights, air rights and water rights relating or appurtenant thereto, (ii) all minerals, oil, gas and other hydrocarbon substances thereon and thereunder, (iii) any unpaid award for any taking by condemnation or any damages thereto by reason of a change or grade of any street or highway, and (iv) all easements, licenses, rights-of-way and other rights and interests appurtenant thereto.

“Owned Real Property Matter” means that certain matter relating to the Owned Real Property as set forth on Schedule 1.1(c) of the Disclosure Schedules.

“Owned Real Property Office Lease” means the lease with respect to a portion of the office space located at the Owned Real Property, to be effective as of the Closing, by and between Buyer and Seller, on terms consistent with those set forth in the term sheet in Exhibit A.

“Owned Real Property Warehouse Lease” means the lease with respect to a portion of the warehouse space located at the Owned Real Property, to be effective as of the Closing, by and between Buyer and Seller, on terms consistent with those set forth in the term sheet in Exhibit B.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Information” means any information defined as “personal data,” “personally identifiable information,” “personal information,” or any substantial equivalent of these terms regulated under any Laws, including any information that identifies, relates to, describes, is linked to, is reasonably capable of being associated with, or could reasonably be linked with any identified or identifiable individual or household.

“Privacy and Security Requirements” means, to the extent applicable to the Business, (a) any Laws and guidelines from Governmental Authorities; (b) reputable industry practice, standards, self-governing rules and policies, including the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time and only to the extent legally or contractually binding on Seller’s operation of the Business; (c) all Contracts between Seller and any other Person; and (d) all of Seller’s own policies and procedures, including all website and mobile application privacy policies and internal information security procedures, in each case relating to data privacy, data or cybersecurity, data protection, data breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies, trackers or the Processing of Personal Information.

“Process” or “Processing” means the collection, processing, transfer, disclosure, sharing, storing, security or use of Personal Information.

“Proposition 65” means the California Safe Drinking Water and Toxic Enforcement Act of 1986.

“Purchase Price” means (i) the Final Closing Purchase Price, as finally determined in accordance with Section 2.8, plus (ii) any amounts paid to Seller out of the Adjustment Escrow Fund.

“Receivables” means all receivables (including accounts receivable, loans receivable and advances) arising from or related to the Business prior to the Closing Date and other rights to payment therefrom from customers of the Business (to the extent arising from or relating to a period prior to the Closing Date), on a consolidated basis, and the full benefit of all security for such accounts, loans and advances, and any claim, remedy or other right arising from or related to any of the foregoing.

“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; or (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Sanctioned Jurisdiction” means a country or territory which is, or during the past five years has been, the subject or target of comprehensive U.S. sanctions.

“Sanctioned Person” means a Person (i) identified on the United States’ Specially Designated Nationals and Blocked Persons List, the United States’ Denied Persons List, Entity List or Debarred Parties List, the United Nations Security Council Sanctions List, the European Union’s List of Persons, Groups and Entities Subject to Financial Sanctions, the United Kingdom’s Consolidated List of Financial Sanctions Targets, or any other similar list maintained by any Sanctions Authority having jurisdiction over the parties to this Agreement; (ii) located, organized or resident in a Sanctioned Jurisdiction or (iii) owned, 50% or more, individually or in the aggregate by, controlled by, or acting on behalf of a Person described in clause (i) or (ii) above.

“Sanctions Authority” means the United States government, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Bureau of Industry and Security of the U.S. Department of Commerce, the United Nations Security Council, the European Union, any member state of the European Union and the competent national authorities thereof, the United Kingdom, the Office of Financial Sanctions Implementation of His Majesty’s Treasury, the Export Control Joint Unit of the UK Department of International Trade, and any other relevant governmental, intergovernmental or supranational body, agency or authority with jurisdiction over the parties to this Agreement.

“Security Breach” means any (a) any incident, including any breach of security, in which there was an actual or reasonably suspected unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of Personal Information; (b) material unauthorized interference with system operations or security safeguards of Seller’s information systems related to the Business; or (c) any material phishing incident or ransomware attack.

“Seller Credit Agreement” means that certain Credit Agreement, dated as of April 26, 2021, by and among the Company, Boyd Assets Co., FBC Finance Company, Coffee Bean Holding Co., Inc., Coffee Bean International, Inc. and China Mist Brands, Inc., as borrowers, Wells Fargo Bank, N.A., as administrative agent and lender, and the other lenders party thereto, as amended or amended and restated from time to time.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 3.1 (Organization and Qualification; Capitalization), Section 3.2 (Authority), Section 3.3(a)(i) (No Conflicts), Section 3.4(a) (Title to Assets; Sufficiency of Assets) and Section 3.26 (Brokers).

“Shared Contracts” means any Contract (including any purchase orders in connection therewith) pursuant to which both the Business and the Retained Business receive any benefit or have any obligation, including, without limitation, the Contracts set forth on Schedule 1.1(e) of the Disclosure Schedules.

“Specified Derivative Agreements” means the contracts are set forth on Schedule 1.1(f) of the Disclosure Schedules, which contracts, for the avoidance of doubt, constitute all of Seller’s coffee beans derivative contracts primarily relating to the Business (other than Shared Contracts).

“Specified Owned Real Property Reduction Amount” means $8,388,568.

“Straddle Period” means a taxable period which includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Survey(s)” means a new, current ALTA survey, in form and substance sufficient for the title company to issue the Title Insurance Policy without taking exception for any general survey exceptions and with the survey endorsement, otherwise in form and substance reasonably acceptable to Buyer.

“Target Inventory Amount” means $30,000,000.

“Tax Abatement Agreements” means all real property tax abatement agreements related to the Owned Real Property and any personal property located therein, including all assignments and amendments of same, which such agreements are set forth on Schedule 1.1(g) of the Disclosure Schedules.

“Tax Return” means any return, report, declaration, statement, schedule, form, claim for refund, election or certificate, including any schedule or attachment thereto, or any amendment thereof and any document with respect to, or accompanying a request for, an extension of time for which to file any such return, report, form, statement, or other information, required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax (and including, for the avoidance of doubt, any such document prepared on a consolidated, combined, or unitary basis and including any schedule or attachment thereto, and including any amendment thereof).

“Taxes” means each of (a) any and all federal, state, county, local, provincial, non-U.S., and other taxes (including, without limitation, but for the avoidance of doubt, income, gross income, net income, profits, premium, windfall profits, disability, alternative minimum, stamp, value added, goods and services, estimated, excise, sales, use, occupancy, rent, gross receipts, franchise, inventory, ad valorem, severance, capital levy, capital gains, net worth, utility, communications, production, conservation, environmental, fuel, escheat, unclaimed property, transfer, deed, documentary, recording, registration, conveyance, license, service, lease, leasehold interest, withholding, imputed underpayment (as defined in Treasury Regulations Section 301.6241-1(a)(3)) (or any other similar amount determined under applicable or corresponding state, local or non-U.S. law), employment, social contribution, social security (or similar), unemployment compensation, and other payroll-related taxes, real property taxes, personal property taxes, import duties, custom duties, and other governmental charges and assessments of any kind or nature), whether disputed or not, and whether or not measured in whole or in part by net income, and irrespective of whether owed as a primary, secondary, or joint liability, and including deficiencies, interest, additions to tax, or interest and penalties with respect thereto; (b) any liability for the payment of amounts described in clause (a) as a result of transferee liability, of being a member of an affiliated, consolidated, combined, or unitary group for any period or otherwise through operation of law; (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity, or tax allocation agreement or any other agreement to indemnify any other Person; and (d) any liability, expense, or loss incurred in connection with the determination, settlement, or litigation of any of the foregoing.

“Title Insurance Policy” means an Owner’s Policy of Title Insurance (Form T-1), or irrevocable and unconditional binder to issue the same, in the amount of the fair market value of the applicable Owned Real Property (as reasonably determined by Buyer and accepted by the Title Company), dated, or updated to, the Closing Date, insuring, or irrevocably committing to insure, Buyer’s good and indefeasible title in fee simple to (or a valid easement interest in, as applicable) the Owned Real Property, subject only to Permitted Encumbrances, and containing such affirmative endorsements as desired by Buyer and as required by any mortgagee of Buyer in connection with the acquisition of the Owned Real Property (to the extent applicable to an owner’s policy), to the extent such endorsements are available in the applicable jurisdiction.

“Transaction Expenses” means the aggregate amount of any and all fees and expenses, incurred by or on behalf of, or paid or to be paid directly by, Seller or any Person that Seller or its Subsidiaries pays or reimburses or is legally obligated to pay or reimburse in connection with the process of selling the Business and the Purchased Assets or the negotiation, preparation or execution of this Agreement or the Ancillary Agreements and other business of Seller or its Subsidiaries or the performance or consummation of the transactions contemplated hereby or thereby, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby (including any process run by or on behalf of Seller in connection with such transactions); (ii) to the extent contemplated hereunder, any fees or expenses associated with obtaining the release and termination of any Encumbrances (other than Permitted Encumbrances) in connection with the transactions contemplated hereby; (iii) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby; and (iv) any change of control payments, bonuses, severance, termination or retention obligations or similar amounts payable by Seller or its Subsidiaries in connection with the transactions contemplated hereby, including any employer portion of any payroll Taxes payable in connection therewith, but excluding, for the avoidance of doubt, any expenses payable pursuant to arrangements put in place by Buyer.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, stamp duty, registration, recording, deed recording fee, value added, mortgage, license, lease, leasehold interest, filing, gross receipts, excise, stock, conveyance taxes and other such Taxes and fees (including any penalties and interest but excluding (for the avoidance of doubt) any capital gains Tax, Tax imposed on a net income basis or any similar Tax) incurred in connection with the transactions contemplated by this Agreement and the documents to be delivered hereunder (or contemplated by any Ancillary Agreement). For the avoidance of doubt, Transfer Taxes shall include any Taxes or fees (including all applicable sales Taxes) incurred by Seller or Buyer or for which Buyer is or will be otherwise responsible in connection with the retitling of vehicles (if any) included as Purchased Assets, whether the transfer of title with respect to such vehicles occurs prior to, at or subsequent to, the Closing.

“Transition Services Agreement” means that certain transition services agreement pursuant to which Buyer or one of its Subsidiaries will purchase from Seller or its Subsidiaries, and Seller or its Subsidiaries will purchase from Buyer or one of its Subsidiaries, on terms consistent with those set forth in the term sheet in Exhibit C, certain transition services as described therein.

“USDA” means the United States Department of Agriculture.

“Willful Breach” means a material breach of a covenant or agreement set forth in this Agreement that is a consequence of an act or failure to act by the breaching party with actual knowledge that the taking of such act or failure to act would constitute a material breach of such covenant or agreement.

Section 1.2      Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Agreement	Preamble
Allocation	2.9
Allocation Principles	2.9
Apportioned Obligations	6.5
Assignment of Contracts	2.7(b)(v)
Assumed Liabilities	2.3
Assumption Agreement	2.7(b)(ii)
Bill of Sale	2.7(b)(i)
Business	Recitals
Buyer	Preamble
Buyer 401(k) Plan	5.9(g)
Buyer Designee	Recitals
Buyer Receivables Payment	5.21
Buyer Replacement Contract	5.20(a)
Buyer Welfare Plans	5.9(e)
Casualty Loss	5.14(b)
Casualty Loss Election	5.14(b)
Casualty Loss Notice	5.14(b)
CERCLA	3.17(e)(iii)
Claim Notice	8.4(a)
Closing	2.7(a)
Closing Date	2.7(a)
COBRA	5.9(d)
Co-Manufacturing Agreement	2.7(b)(viii)
Competing Business	5.4(a)(i)
Competing Transaction	5.3(a)
Condemnation Value	5.14(c)
Confidential Information	5.10(b)
Confidentiality Agreement	5.10(a)
Deed	2.7(b)(iii)
Delayed Closing Deliverable	5.23

Definition	Location

Delayed Closing Deliverables Execution Date	5.23
Designated Shared Contracts	5.20(a)
Disclosure Schedules	Article III
Environmental Laws	3.17(e)(i)
Environmental Permits	3.17(e)(ii)
Escrow Agreement	2.7(b)(vi)
Estimated Closing Inventory	2.8(b)
Excluded Assets	2.2
Excluded Employee List	5.9(b)
Excluded Liabilities	2.4
Extended Closing Date	5.14(b)
Final Closing Inventory	2.8(c)
Final Closing Statement	2.8(c)
Hazardous Substances	3.17(e)(iii)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Independent Accounting Firm	2.8(e)
Losses	8.2
Material Contracts	3.18(a)
Material Customer	3.19(a)
Material Supplier	3.19(b)
Net Adjustment Amount	2.8(g)(i)
Notice of Disagreement	2.8(d)
Payoff Amount	2.7(c)(i)
Payoff Indebtedness	5.24
Payoff Letter	5.24)
Permitted Business	5.4(a)(i))
Permitted Encumbrances	3.4(a)
Preliminary Closing Statement	2.8(b)
Purchased Assets	2.1
Release	3.17(e)(iv)
Restoration	5.14(b)
Restoration Cost	5.14(b)
Restoration Option	5.14(b)
Retained Business	Recitals
Seller	Preamble
Seller Property Tax Amount	6.5
Seller Registered IP	3.13(a)
Seller Title Deliveries	5.13
Survival Expiration Date	8.1
Taking	5.14(c)
Taking Election	5.14(c)
Taking Notice	5.14(c)
Tax Treatment	6.6
Termination Date	9.1(c)

Definition	Location
Third Party Claim	8.4(a)
Title Company	5.13
Title Documents	3.11(f)
Transferred Codes	2.2(q)
Transferring Employees	5.9(b)
WARN Act	3.10(f)

Article II
PURCHASE AND SALE

Section 2.1      Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver, to Buyer or the applicable Buyer Designee, and Buyer, in reliance on the representations, warranties and covenants of Seller contained herein, shall, or shall cause the applicable Buyer Designee to, purchase from Seller, all of Seller’s right, title and interest in and to all assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent (including goodwill), wherever located and whether now existing or hereafter acquired prior to the Closing Date, that are primarily related to the Business, as the same shall exist on the Closing Date, whether or not carried or reflected on or specifically referred to in Seller’s books or in the Schedules hereto, other than the Excluded Assets (collectively, the “Purchased Assets”), in each case free and clear of any Encumbrances other than Permitted Encumbrances, including all of Seller’s right, title and interest in and to the following:

(a)           the Owned Real Property;

(b)           all Business Contracts;

(c)           all Business Intellectual Property;

(d)           all Business Personal Property;

(e)           all Business Records;

(f)            all Business Inventory;

(g)           all Business Permits;

(h)           all Business Prepaid Items;

(i)            all Business Rights;

(j)            the Specified Derivative Agreements;

(k)           all recipes, product formulas, specifications, product innovations, nutrition labeling data and food safety plans that are primarily related to the Business;

(l)            subject to Section 2.2(l), all rights to insurance proceeds under any Insurance Policy in place as of the Closing related to any damage or loss with respect to any Purchased Asset that is, or would have been but for such damage or loss, included in the Purchased Assets, other than in the event that Seller repairs, restores or replaces any such damaged Purchased Asset to its pre-damaged condition prior to the Closing, in which case Seller shall be entitled to the rights to and/any insurance proceeds thereof to the extent used to repair, restore or replace the applicable Purchased Asset;

(m)            all net cash proceeds actually received by Seller or its Subsidiaries prior to or after the Closing in connection with any sales or other dispositions from and after the date hereof through the Closing of any asset that would have been included in the Purchased Assets but for such sale or disposition, other than (i) with respect to sales of Business Inventory in the Ordinary Course of Business or (ii) to the extent such proceeds are applied by Seller to acquire a replacement asset included in the Purchased Assets;

(n)            to the extent assignable and transferrable by Law, personnel and employment records for the Transferring Employees;

(o)            all rights under the Tax Abatement Agreements;

(p)            those rights in the Shared Contracts (or replacements or portions thereof) in accordance with Section 5.20; and

(q)            the goodwill and going concern value and other intangible assets, if any, primarily related to the Business.

Section 2.2      Excluded Assets. Seller is not selling, and Buyer is not purchasing, any of the following assets of Seller, all of which shall be retained by Seller (collectively, the “Excluded Assets”):

(a)            all of Seller’s cash and cash equivalents and any bank accounts of Seller (other than to the extent expressly included as a Purchased Asset);

(b)            all Receivables;

(c)            any and all legal and beneficial interest in the share capital or equity interest of any Person;

(d)            any and all owned and leased real property and other interests in real property, other than the Owned Real Property;

(e)            all of Seller’s Intellectual Property, other than the Business Intellectual Property;

(f)            all Employee Plans and the assets thereof;

(g)            all refunds of Taxes that are for the benefit of Seller pursuant to Section 6.7 (except to the extent such refunds expressly relate to the Tax Abatement Agreements);

(h)            all intercompany receivables among Seller or any of its Affiliates;

(i)            all minute books and Organizational Documents of Seller and all of Seller’s income Tax Returns (and any work papers related thereto), the general ledgers and books of original entry, reports, data, files and similar documents of Seller;

(j)            (i) the tangible personal property described on Schedule 2.2(j) of the Disclosure Schedules that is located at the Owned Real Property and (ii) to the extent not located at the Owned Real Property, all tangible personal property (other than tangible personal property set forth on Schedule 1.1(d));

(k)            all rights of Seller under this Agreement and the Ancillary Agreements;

(l)            all rights under any Insurance Policies owned by or issued to Seller to the extent related to any damage or loss with respect to any Excluded Liability (except to the extent expressly set forth in Section 2.1(i));

(m)            any Contract primarily related to any Excluded Asset, Excluded Liability or the Retained Business;

(n)            any other assets that are not a Purchased Asset, not primarily related to the Business or that are primarily related to the Retained Business;

(o)            the Shared Contracts (other than the rights thereunder transferred to Buyer pursuant to Section 2.1(p)) retained by Seller in accordance with Section 5.20;

(p)            all claims, causes of action, rights of recovery and rights of set-off against any Person related to the Owned Real Property Matter;

(q)            the GS1 Company Prefixes and associated Global Trade Item Numbers associated with the finished goods inventory used, or held for use, by Seller in connection with the Business or the Retained Business (the “Transferred Codes”); and

(r)            the Business Permits set forth on Schedule 2.2(r) of the Disclosure Schedules.

Section 2.3      Assumed Liabilities. In connection with purchase and sale of the Purchased Assets pursuant to this Agreement, at the Closing, Buyer shall assume the following Liabilities of Seller related to the Business (the “Assumed Liabilities”):

(a)            ordinary course Liabilities of the Business first arising after the Closing under the Purchased Assets (provided, that Buyer will not assume or be responsible for any Liabilities attributable or relating to the period at or prior to the Closing or any Liabilities arising from any breach of any Business Contracts or defaults under any Business Contracts by Seller (or any Affiliate thereof) prior to Closing, all of which shall constitute Excluded Liabilities);

(b)            all Liabilities related to the Transferring Employees arising from facts or circumstances first occurring after the Closing (but excluding for the avoidance of doubt any Liabilities arising with respect to the period subsequent to Closing from the continuation following Closing by Buyer or its Affiliates of the pre-Closing practices of Seller, provided that Seller shall retain any liabilities arising with respect to the period of time at or prior to Closing with respect to such practices), including, without limitation, such Liabilities related to wages, hours, termination, severance, benefits, payroll Taxes, vacation, leave, collective bargaining, incentive compensation, and compliance with all relevant employment, labor, compensation, and employee benefits Laws;

(c)            all Liabilities of Seller under Business Contracts to be performed after, or in respect of periods following, the Closing Date, including, without limitation, Liabilities for commitments under supply agreements for the purchase of green coffee beans set forth on Schedule 2.3(c) of the Disclosure Schedules, whether or not such commitments were first made or entered into prior to the Closing Date; and

(d)            all Liabilities of Seller relating to the Business or the Purchased Assets to the extent arising out of or in connection with any act, omission or circumstance occurring at any time after the Closing; provided, however, that, for the avoidance of doubt, all accounts payable related to the periods ending on or prior to the Closing (regardless of whether the applicable invoice exists prior to or after the Closing) shall be Excluded Liabilities.

Section 2.4      Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision of this Agreement, any Schedule or Exhibit hereto or any Ancillary Agreement to the contrary, and regardless of any disclosure to Buyer, except for the Assumed Liabilities, Buyer shall not assume or be obligated to pay, perform or otherwise discharge (and Seller shall retain, pay, perform or otherwise discharge without recourse to Buyer) any Liabilities of Seller or its Subsidiaries of any kind (the “Excluded Liabilities”), including the following:

(a)            all Liabilities of Seller relating to the Business to the extent incurred at or prior to the Closing or arising prior to the Closing that are not Assumed Liabilities, including, for the avoidance of doubt, all accounts payable related to the period prior to the Closing (regardless of whether the applicable invoice exists prior to or after the Closing);

(b)            (i) all Taxes arising from or with respect to the Business, the operation of the Business, or the Purchased Assets that are incurred in or attributable to any period, or any portion of any Straddle Period (such portion of any Straddle Period determined in the same manner as the Apportioned Obligations are determined in accordance with Section 6.5), ending on or prior to the Closing Date, (ii) all Taxes arising from or with respect to the operation of the Business that Seller (or any Affiliate of Seller) elected to defer to any period (or portion thereof) that begins on or subsequent to the Closing, and (iii) all Taxes of Seller (or any of its Affiliates) for any taxable period (or portion thereof), whether ending on, prior to, or after the Closing Date. For the avoidance of doubt, (x) any obligations of Seller relating to Transfer Taxes shall be as provided in Section 6.1 and (y) any obligations of Seller relating to Apportioned Obligations shall be as provided in Section 6.5;

(c)            any Liability pursuant to any Environmental Law arising from or related to any action, event, circumstance or condition occurring or existing on the Owned Real Property prior the Closing Date;

(d)            any Liability not expressly assumed by Buyer pursuant to Section 5.9 that relates to (i) any Business Employee that does not become a Transferring Employee, (ii) any Transferring Employee for the period prior to the Closing, (iii) the Business Service Providers that are not engaged by Buyer or an Affiliate of Buyer at or after the Closing, and/or (iv) any other current or former employees, directors or individual independent contractors of Seller or its Affiliates who are not Business Employees or Business Service Providers or whose employment or engagement was terminated on or prior to the Closing (and such termination was not related to the offer and acceptance process set forth in Section 5.9), in each case, including, without limitation, those Liabilities related to wages, hours, termination, severance, benefits, payroll Taxes, vacation, leave, collective bargaining, incentive compensation, and compliance with all relevant employment, labor, compensation, and employee benefits Laws;

(e)            any Liability arising under any Employee Plan;

(f)            any Indebtedness;

(g)            all intercompany Liabilities among Seller or any of its Affiliates;

(h)            any Liability arising from or related to any breach, failure to perform, torts related to the performance of, violations of Law, infringements or indemnities under, guaranties pursuant to and overcharges or underpayments under, any Business Contract prior to the Closing Date;

(i)            any Liability arising from or related to any compliance or noncompliance prior to the Closing Date with any Law applicable to Seller or its Affiliates, the Business or the Purchased Assets;

(j)            any Liability arising from or related to any Action against Seller, the Business or the Purchased Assets pending as of the Closing Date or based upon any action, event, circumstance or condition arising as of or prior to the Closing Date;

(k)            any Transaction Expenses;

(l)            all regulatory obligations and other Liabilities under any Applicable Food Safety Law with respect to the products or services of the Business (including all products manufactured, labeled, or sold prior to the Closing), including complaint handling, complaint investigation and reporting obligations, and any Liabilities for the recall, market withdrawal, stock recovery, relabeling, repackaging, or any other corrective action of any products manufactured or sold by the Business prior to the Closing;

(m)            all lawsuits, pre-litigation demands, competitor challenges, and other claims related to any alleged false, misleading, or deceptive labeling, advertising, or marketing claim (express or implied), made on or related to any product associated with the Business, including all products manufactured, labeled, or sold prior to the Closing;

(n)            any Liability to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by any such party), other than obligations of Buyer or its subsidiaries to indemnify any such Person who is a Transferring Employee to the extent relating to facts and circumstances first occurring following the Closing;

(o)            all Liabilities arising from or related to the Owned Real Property Matter (provided, that Buyer acknowledges that its sole recourse with respect to the matters identified in the Owned Real Property Matter shall be the Specified Owned Real Property Reduction Amount); and

(p)            any Liability or obligation relating to an Excluded Asset, whether arising prior to or after the Closing Date.

Section 2.5      Consents and Waivers; Further Assurances.

(a)            Nothing in this Agreement or the Ancillary Agreements shall be construed as an agreement to assign any Business Contract, Business Permit, Business Right, the rights under the Tax Abatement Agreements or other Purchased Asset that by its terms or pursuant to applicable Law is not capable of being sold, assigned, transferred or delivered without the consent or waiver of a third party or Governmental Authority unless and until such consent or waiver shall be given. For a period of one (1) year following the Closing Date, Seller shall use its commercially reasonable efforts, and Buyer shall use its commercially reasonable efforts to cooperate reasonably with Seller, to obtain such consents and waivers and to resolve the impediments to the sale, assignment, transfer or delivery contemplated by this Agreement or the Ancillary Agreements and to obtain any other consents and waivers necessary to convey to Buyer or the applicable Buyer Designee all of the Purchased Assets. In the event any such consents or waivers (other than all such consents and waivers required under the Seller Credit Agreement) are not obtained prior to the Closing Date, Seller shall, for a period of one (1) year following the Closing Date, continue to use its commercially reasonable efforts to obtain the relevant consents or waivers until such consents or waivers are obtained, and Seller shall reasonably cooperate with Buyer in any lawful and economically feasible arrangement (but excluding Seller making any expenditures or payments to any third party or incurring any Liability) to provide that Buyer or the applicable Buyer Designee shall receive the interest of Seller in the benefits under any such Business Contract, Business Permit, Business Right or other Purchased Asset, including performance by Seller, if economically feasible (but excluding Seller making any expenditures or payments to any third party or incurring any Liability), as agent; provided, that Buyer shall, or shall cause the applicable Buyer Designee to, undertake to pay or satisfy the corresponding Liabilities for the enjoyment of such benefit to the extent Buyer or the applicable Buyer Designee would have been responsible therefor hereunder if such consents or waivers had been obtained.

(b)            From time to time, whether before, at or following the Closing, Seller and Buyer shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Buyer or the applicable Buyer Designee all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer or the applicable Buyer Designee under this Agreement and the Ancillary Agreements and to assure fully to Seller the assumption of the liabilities and obligations intended to be assumed by Buyer or the applicable Buyer Designee pursuant to this Agreement and the Ancillary Agreements, and to otherwise make effective as promptly as practicable the transactions contemplated hereby and thereby.

Section 2.6      Consideration. In full consideration for the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer, at the Closing, Buyer shall, subject in each case to Section 6.4, (a) pay to Seller, by wire transfer to a bank account designated in writing by Seller to Buyer at least two Business Days prior to the Closing Date, an amount equal to the Closing Payment Amount, in immediately available funds in United States dollars, (b) pay to the holders of the Payoff Indebtedness (as defined below), on behalf of Seller, the Payoff Amount (as defined below), (c) deposit the Adjustment Escrow Amount by wire transfer into an account with the Escrow Agent, to be managed and paid out by the Escrow Agent pursuant to the terms of the Escrow Agreement, and (d) assume the Assumed Liabilities. The Estimated Purchase Price shall be subject to adjustment as provided in Section 2.8.

Section 2.7      Closing.

(a)            The sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held remotely via electronic exchange of required Closing documentation at 10:00 a.m. central time on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as Seller and Buyer mutually may agree in writing; provided, that under no circumstances, without the express unanimous written consent of Buyer and Seller (which consent may be given or withheld in each of Buyer’s and Seller’s sole and absolute discretion), shall the Closing occur prior to June 30, 2023. The day on which the Closing takes place is referred to as the “Closing Date.”

(b)            At the Closing, Seller shall deliver or cause to be delivered to Buyer the following documents:

(i)            a bill of sale for the Purchased Assets, in the form of Exhibit D (the “Bill of Sale”), duly executed by Seller;

(ii)           a counterpart of the Assumption Agreement, in the form of Exhibit E (the “Assumption Agreement”), duly executed by Seller;

(iii)          a special warranty deed to convey to Buyer the Owned Real Property, in the form of Exhibit F (the “Deed”), duly executed by Seller;

(iv)          the Seller Title Deliveries;

(v)            an instrument of assignment of Business Contracts, in the form of Exhibit G (the “Assignment of Contracts”), duly executed by Seller;

(vi)          a counterpart of the Escrow Agreement, in the form mutually agreeable to Buyer and Seller (the “Escrow Agreement”), duly executed by Seller and the Escrow Agent;

(vii)         a counterpart of the Transition Services Agreement, duly executed by Seller;

(viii)        a counterpart of the Co-Manufacturing Agreement in the form of Exhibit H (the “Co-Manufacturing Agreement”), duly executed by Seller;

(ix)           a counterpart of the Owned Real Property Office Lease, duly executed by Seller;

(x)            a counterpart of the Owned Real Property Warehouse Lease, duly executed by Seller;

(xi)           duly executed versions of the Payoff Letter;

(xii)          a duly executed certificate of an executive officer of Seller certifying the fulfillment of the conditions set forth in Section 7.3(a) and Section 7.3(b);

(xiii)         a valid, properly completed, and duly executed IRS Form W-9 of Seller; and

(xiv)            such other customary bills of sale, assignments and other instruments of assignment, assumption, transfer or conveyance, in form and substance reasonably satisfactory to Buyer, as Buyer may reasonably request or as may be otherwise necessary or desirable to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer and the assumption of the Assumed Liabilities by Buyer, duly executed by Seller, it being understood that such instruments will not require Seller or any of its Affiliates to make or be deemed to include, and will in any event be deemed not to include, any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement.

(c)            At the Closing, Buyer will pay (or cause to be paid), on behalf of Seller, to the holders of the Payoff Indebtedness, an amount equal to the Payoff Amount.

(d)            At the Closing, Buyer shall deliver or cause to be delivered to Seller the following documents:

(i)            a counterpart of the Assumption Agreement, duly executed by Buyer;

(ii)            a counterpart of the Assignment of Contracts, duly executed by Buyer;

(iii)           a counterpart of the Escrow Agreement, duly executed by Buyer;

(iv)          a counterpart of the Transition Services Agreement, duly executed by Buyer;

(v)           a counterpart of the Co-Manufacturing Agreement, duly executed by Buyer;

(vi)          a counterpart of the Owned Real Property Office Lease, duly executed by Buyer;

(vii)         a counterpart of the Owned Real Property Warehouse Lease, duly executed by Buyer;

(viii)        a duly executed certificate of an executive officer of Buyer certifying the fulfillment of the conditions set forth in Section 7.2(a) and Section 7.2(b); and

(ix)            such other customary bills of sale, assignments and other instruments of assignment, assumption, transfer or conveyance, in form and substance reasonably satisfactory to Seller, as Seller may reasonably request or as may be otherwise necessary or desirable to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer and the assumption of the Assumed Liabilities by Buyer, duly executed by Buyer, it being understood that such instruments will not require Buyer or any of its Affiliates to make or be deemed to include, and will in any event be deemed not to include, any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement.

Section 2.8      Post-Closing Adjustment of Purchase Price.

(a)            Seller and Buyer shall jointly conduct a physical count of the Business Inventory three Business Days prior to the Closing Date, or on such other date as mutually agreed, which physical count shall be conducted in accordance with the past practices, policies and procedures of Seller in connection with the Business as set forth on Schedule 2.8(a) of the Disclosure Schedules. Notwithstanding the procedures outlined in such schedule, the parties will cooperate in good faith to conduct a full count of the Business Inventory during such period to the extent not materially disruptive to Seller’s business.

(b)            At least three Business Days prior to the Closing Date, Seller shall prepare, or cause to be prepared, and deliver to Buyer, a written statement, together with reasonably detailed supporting information and back-up for such calculations (the “Preliminary Closing Statement”) setting forth a good-faith calculation of (i) the estimated Closing Inventory Amount (the “Estimated Closing Inventory”), calculated in accordance with the Accounting Principles and consistent with the relevant definitions and terms of this Agreement, (ii) the Seller Property Tax Amount, and (iii) based on the foregoing, the Estimated Purchase Price. Prior to the Closing, Buyer shall be entitled to comment on and request reasonable changes to the Preliminary Closing Statement, and Seller and Buyer in good faith shall seek to resolve any differences that they may have with respect to the computation of any of the items in the Preliminary Closing Statement; provided, that if the parties are unable to resolve all such differences prior to the Closing, the amounts of the Estimated Closing Inventory and Seller Property Tax Amount as reflected in the Preliminary Closing Statement shall be used for purposes of calculating the Estimated Purchase Price on the Closing Date. Buyer’s failure to identify any questions or changes to the Preliminary Closing Statement shall not indicate any acceptance or waiver, or otherwise impact Buyer’s right to prepare the Final Closing Statement in accordance with Section 2.3(c).

(c)            Within 90 days after the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Seller a written statement (the “Final Closing Statement”) that shall include and set forth a calculation of (i) the actual Closing Inventory Amount (the “Final Closing Inventory”), determined as of the Calculation Time and without giving effect to the transactions contemplated herein, (ii) the Seller Property Tax Amount and (iii) based on the foregoing, the Final Closing Purchase Price, including a detailed itemization of the components of each of the foregoing clauses (i) – (iii). The Final Closing Inventory shall be calculated in accordance with the Accounting Principles and consistent with the relevant definitions and terms of this Agreement.

(d)            The Final Closing Statement shall become final and binding on the 30th day following delivery thereof, unless prior to the end of such period, Seller delivers to Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Final Closing Inventory or the Seller Property Tax Amount and, based on the foregoing, the Final Closing Purchase Price as set forth in the Final Closing Statement. Any component of the Final Closing Statement that is not the subject of a Notice of Disagreement by Seller shall be final and binding on the parties hereunder.

(e)            During the 15-day period following delivery of a Notice of Disagreement by Seller to Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the Final Closing Inventory as specified therein. Any disputed items resolved in writing between Seller and Buyer within such 15-day period shall be final and binding with respect to such items, and if Seller and Buyer agree in writing on the resolution of each disputed item specified by Seller in the Notice of Disagreement and the amount of the Final Closing Inventory and/or Seller Property Tax Amount, the amount so determined shall be final and binding on the parties for all purposes hereunder. If Seller and Buyer have not resolved all such differences by the end of such 15-day period, Seller and Buyer shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amount of the Final Closing Inventory, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Final Closing Inventory and/or Seller Property Tax Amount, which determination shall be final and binding on the parties for all purposes hereunder and shall not be subject to appeal or further review. The Independent Accounting Firm shall consider only those items and amounts in Seller’s and Buyer’s respective calculations of the Final Closing Inventory that are identified as being items and amounts to which Seller and Buyer have been unable to agree. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm shall be Ernst & Young Global Limited or, if such firm is unable or unwilling to act, a different nationally recognized firm of independent certified public accountants, which does not have any material relationship with Buyer, Seller or any of their respective Affiliates, as shall be agreed in writing by Seller and Buyer. Seller and Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within 30 days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 10.9. In acting under this Agreement, the Independent Accounting Firm shall have the power to conclusively resolve differences in disputed items as specified in this Agreement and the decision of the Independent Accounting Firm shall be final and binding upon the parties and judgment may be entered upon the determination of the Independent Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(f)            The costs of any dispute resolution pursuant to Section 2.8(e), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by Seller and Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(g)            Buyer and Seller will (in the case of Seller, prior to the Closing and, in the case of Buyer, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Estimated Purchase Price contemplated by this Section 2.8) afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records relating to the Business, the Purchased Assets and Assumed Liabilities and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.8.  Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of the Final Closing Inventory as specified in this Section 2.8; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(h)            The Net Adjustment Amount shall be paid as follows:

(i)            For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (a) if the Final Closing Purchase Price is greater than the Estimated Purchase Price, the amount by which the Final Closing Purchase Price is greater than the Estimated Purchase Price or (b) if the Final Closing Purchase Price is less than the Estimated Purchase Price, the amount by which the Final Closing Purchase Price is less than the Estimated Purchase Price (expressed as a negative number).

(ii)            If the Net Adjustment Amount is positive, the Estimated Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount. In such event, (A) Buyer and Seller shall deliver joint written notice to the Escrow Agent specifying the Net Adjustment Amount, (B) Buyer shall pay the Net Adjustment Amount to Seller and (C) the Escrow Agent shall pay all funds in the Adjustment Escrow Fund to Seller; and

(iii)            If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Estimated Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount. In such event, Buyer and Seller shall deliver joint written notice to the Escrow Agent specifying the Net Adjustment Amount, and the Escrow Agent shall pay the Net Adjustment Amount out of the Adjustment Escrow Fund to Buyer in accordance with the terms of the Escrow Agreement. If the Adjustment Escrow Fund is insufficient to cover the entire amount payable to Buyer pursuant hereto, then the Escrow Agent shall distribute the entire Adjustment Escrow Fund to Buyer as provided in the Escrow Agreement, and Seller shall pay an amount to Buyer equal to the amount of such deficiency.

(i)            Payments in respect of Section 2.8(h) shall be made and/or joint instructions to the Escrow Agent shall be delivered within three Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.8 by, in the case of payment, wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date. For the avoidance of doubt, any payments made pursuant to this Section 2.8 shall be treated as an adjustment to the consideration paid pursuant to this Agreement, unless otherwise required by applicable Law.

Section 2.9      Purchase Price Allocation. No more than one hundred twenty (120) days subsequent to the final determination of the Purchase Price pursuant to Section 2.8, Buyer shall prepare and deliver to Seller a statement which shall provide for the allocation of the Purchase Price (plus the Assumed Liabilities, to the extent properly taken into account pursuant to the provisions of Code Section 1060, plus any other items constituting consideration for applicable income tax purposes pursuant to the provisions of Code Section 1060) among the Purchased Assets (the “Allocation”) in a manner consistent with the principles of Code Section 1060 and the Treasury Regulations promulgated thereunder (the “Allocation Principles”). Within thirty (30) days after receipt of such Allocation, Seller shall propose to Buyer in writing any reasonable changes to such Allocation together with documentation supporting such changes (and in the event that no such changes are proposed in writing to Buyer within such time period, Seller shall be deemed to have agreed to, and accepted, the Allocation). Buyer and Seller shall attempt in good faith to resolve those differences, if any, with respect to the Allocation within fifteen (15) days after Buyer’s receipt of a timely written notice of comments from Seller. If Buyer and Seller are unable to resolve such differences within such time period, then any remaining disputed matters shall be submitted to the Independent Accounting Firm for resolution in accordance with this Agreement and the Allocation Principles. Promptly, but not later than fifteen (15) days after such matters are submitted to it for resolution hereunder, the Independent Accounting Firm will determine those matters in dispute and will render a written report as to the disputed matters and the resulting allocation, which report shall, absent manifest error or fraud, be conclusive and binding upon Buyer, Seller, and their respective Affiliates. The fees, costs and expenses of the Independent Accounting Firm shall be borne in inverse proportion as they may prevail on matters resolved by the Independent Accounting Firm, which proportionate allocations shall be determined by the Independent Accounting Firm at the time its determination is rendered on the merits of the matters submitted to it; provided, that the Independent Accounting Firm may increase the allocation of the costs of such determination to any party making, or that has made, unnecessary information requests. Each party hereto agrees (a) to file IRS Form 8594 (Asset Allocation Statement) as well as any similar statement or form for its taxable year that includes the Closing Date in a manner consistent with the Allocation (as finalized) and (b) except in the case of a revised Allocation, that neither Seller nor Buyer nor any of their respective Affiliates shall take a position on any Tax Return, or in any Tax audit or other Tax proceeding that is in any manner inconsistent with the Allocation, except as required by a final determination made a competent Governmental Authority. Each party hereto shall use its commercially reasonable efforts to notify promptly each other party hereto following receipt of notice of any pending or threatened Tax audit or Tax proceeding or assessment challenging the Allocation. Notwithstanding anything to the contrary herein, any amounts included within Assumed Liabilities (including, for the avoidance of doubt, deferred revenue) shall be reported by the parties hereto (and their respective Affiliates) for all applicable tax purposes in a manner that does not result in Buyer’s recognition of any income in respect of a deemed payment from Seller to Buyer in respect of such amounts (including deferred revenue).

Section 2.10      Transfer of Purchased Assets; Wrong Pockets.

(a)            If, at any time after the Closing, any asset held by Buyer or its Affiliates and acquired from Seller pursuant to this Agreement is determined to be an Excluded Asset, then (i) Buyer shall return or transfer and convey (without further consideration) to Seller or the appropriate Affiliate of Seller such asset; and (ii) Seller and Buyer shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Excluded Asset back to Seller or its appropriate Affiliate, in each case such that each Person is put into substantially the same economic position as if such action had been taken on or prior to the Closing Date.

(b)            Prior to the Closing, to the extent any Purchased Assets are held by an Affiliate of Seller, Seller shall cause each applicable Affiliate to execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Purchased Asset to Seller. If, at any time after the Closing, any asset held by Seller or its Affiliates is determined to be a Purchased Asset, then (i) Seller shall return or transfer and convey (without further consideration) to Buyer or the appropriate Affiliate of Buyer such Purchased Asset or Assumed Liability; and (ii) Seller and Buyer shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Purchased Asset back to Buyer or its appropriate Affiliate, in each case such that each Person is put into substantially the same economic position as if such action had been taken on or prior to the Closing Date.

Article III
REPRESENTATIONS AND WARRANTIES OF Seller

Except as set forth in the corresponding sections or subsections of the confidential Disclosure Schedules delivered by Seller to Buyer concurrently herewith (collectively, the “Disclosure Schedules”), Seller hereby represents and warrants to Buyer as follows:

Section 3.1      Organization and Qualification; Capitalization. Seller is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own, lease and operate the Purchased Assets and to carry on the Business as now conducted and as currently proposed to be conducted. Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Business makes such qualification or licensing necessary, except to the extent that the failure to be so licensed or qualified would have a Material Adverse Effect.

Section 3.2      Authority.

(a)            Seller has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b)            The execution, delivery and performance by Seller of this Agreement and of the Ancillary Agreements to which it will be a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.

(c)            This Agreement has been, and upon their execution each of the Ancillary Agreements to which Seller will be a party will have been, duly executed and delivered by Seller and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Seller will be a party will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law)).

Section 3.3      No Conflict; Required Filings and Consents.

(a)            The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)            conflict with or violate the Organizational Documents of Seller;

(ii)            conflict with or violate any Law applicable to Seller, the Business or any of the Purchased Assets or by which Seller, the Business or any of the Purchased Assets may be bound or affected; or

(iii)            except as set forth on Schedule 3.3(a)(iii) of the Disclosure Schedules, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a breach or default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of Seller or the Business under, or result in the creation of any Encumbrance on any of the Purchased Assets pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Seller or its Subsidiaries is a party or by which Seller, any of its Subsidiaries, the Business or the Purchased Assets may be bound or affected except, with respect to clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would reasonably expected to be, individually or in the aggregate, material to the Business.

(b)            Except as set forth on Schedule 3.3(b) of the Disclosure Schedules, Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of or affecting the Business or the Purchased Assets, except for (i) such filings in connection with any Transfer Taxes, if any and (ii) such other consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits the failure of which to be obtained or made would not be material to the Business.

Section 3.4      Title to Assets; Sufficiency of Assets.

(a)            Seller has good and valid title to or a valid leasehold interest in all of the Purchased Assets (or, with respect to the Owned Real Property, good and indefeasible title), free and clear of any Encumbrance, other than (i) statutory liens for Taxes (A) that are not yet due or payable and (B) in respect which adequate reserves have been established, and are being maintained, in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the Ordinary Course of Business as to which there is no default on the part of Seller or any of its Subsidiaries, as the case may be, or the validity or amount of which is being contested in good faith, diligently pursued and by appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, (iii) non-exclusive licenses to Intellectual Property granted in the Ordinary Course of Business; (iv) matters of record set forth in Schedule 3.4(a) of the Disclosure Schedules, (v) matters disclosed by the Survey, (vi) the Owned Real Property Office Lease and the Owned Real Property Warehouse Lease, and (vii) such other imperfections of title arising that do not, individually or in the aggregate, materially impair the value or interfere with the continued ownership, use and operation of the Purchased Assets in the conduct of the Business as currently conducted (collectively, “Permitted Encumbrances”).

(b)            The delivery to Buyer of the Deed, the Bill of Sale and other instruments of assignment, conveyance and transfer pursuant to this Agreement and the Ancillary Agreements will transfer to Buyer good and valid title to or a valid leasehold interest in all of the Purchased Assets (or, with respect to the Owned Real Property, good and indefeasible title), free and clear of any Encumbrance other than Permitted Encumbrances. No Affiliate of Seller has any right, title or interest in or to any of the Purchased Assets.

(c)            The Purchased Assets, together with the rights and benefits provided pursuant to the Transition Services Agreement and the Co-Manufacturing Agreement, constitute all of the assets, properties and rights necessary and sufficient for the conduct and operation of the Business as currently conducted or proposed to be conducted.

Section 3.5      Absence of Certain Changes or Events. Since March 31, 2023: (a) Seller has conducted the Business only in the ordinary course consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; (c) neither the Business nor the Purchased Assets have suffered any material loss, damage, destruction or other casualty affecting any material properties or assets thereof or included therein, whether or not covered by insurance; and (d) Seller has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.6      Reserved.

Section 3.7      Compliance with Law; Permits.

(a)            Seller is and has been in compliance in all material respects with all applicable Laws in connection with the conduct or operation of the Business and the ownership or use of the Purchased Assets. Seller has not received during the past five years, nor to the Knowledge of Seller is there any reasonable basis for, any written notice, order, complaint or other communication from any Governmental Authority or any other Person that Seller is not in compliance in all material respects with any such Laws in connection with the conduct or operation of the Business and the ownership or use of the Purchased Assets.

(b)            Schedule 3.7(b) of the Disclosure Schedules sets forth a true and complete list of all Business Permits. There are no Business Permits, other than such Business Permits set forth on Schedule 3.7(b) of the Disclosure Schedules, that Seller is required to obtain and/or maintain in connection with the Business, as currently conducted, or the Purchased Assets. Seller is and has been in compliance in all material respects with all such Business Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Business Permit is pending or, to the Knowledge of Seller, threatened. Except as set forth on Schedule 3.7(b) of the Disclosure Schedules all Business Permits may be transferred in accordance with applicable Law and assigned to Buyer.

Section 3.8      Litigation. Except as set forth on Schedule 3.8 of the Disclosure Schedules, there is no Action pending or, to the Knowledge of Seller, threatened in connection with the Business or the Purchased Assets or Seller’s ownership or operation thereof, including with respect to any matter arising from or related to COVID-19 or COVID-19 Measures (whether regarding contractual, labor, employment, benefits or other matters), nor, to the Knowledge of Seller, is there any basis for any such Action. There is no Action pending or, to the Knowledge of Seller, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the Knowledge of Seller, threatened investigation by, any Governmental Authority relating to the Business, the Purchased Assets, Seller’s ownership or operation thereof or the transactions contemplated by this Agreement or the Ancillary Agreements. Except as set forth on Schedule 3.8 of the Disclosure Schedules, there is no Action by Seller pending, or which Seller has commenced preparations to initiate, against any other Person in connection with the Business or the Purchased Assets.

Section 3.9      Employee Benefit Plans.

(a)            Schedule 3.9(a) of the Disclosure Schedules set forth a true and complete list of all Employee Plans. True and complete copies of each of the following documents have been delivered by Seller to Buyer with respect to each Employee Plan, if applicable: (i) all plan documents and any amendments thereto (or, if unwritten, a written description of the material terms); (ii) the most recent determination, opinion or advisory letter from the Internal Revenue Service; and (iii) all non-routine material correspondence with any Governmental Authority in the past three years to the extent it relates to or such Employee Plan covers any Business Employee or Business Service Provider.

(b)            Except as set forth on Schedule 3.9(b) of the Disclosure Schedules, Seller and its ERISA Affiliates do not sponsor, maintain, or contribute to any Multiemployer Plan, single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which Seller or any ERISA Affiliate of Seller could incur liability under Section 4063 or 4064 of ERISA, or any Employee Plan subject to either Title IV of ERISA or Section 412 of the Code. Except as set forth on Schedule 3.9(b) of the Disclosure Schedules, no Employee Plan provides for or promises, and Seller has no obligation with respect to any Business Employee to provide for, any post-employment or post-retirement medical or other welfare benefits, except as required by Section 4980B of the Code or similar state or local law.

(c)            Except as would not, individually or in the aggregate, result in any material liability to Buyer, (i) each Employee Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, (ii) no material Action (other than routine claims for benefits) is pending or, to the Knowledge of Seller, threatened with respect to any Employee Plan or any fiduciary thereof, (iii) each Employee Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received or is entitled to rely upon a determination, opinion or advisory letter from the Internal Revenue Service with respect to such qualification, and to the Knowledge of Seller, no fact or event has occurred that could adversely affect the qualified status of such Employee Plan, and (iv) each Employee Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has been operated and documented in material compliance with Section 409A of the Code and all applicable guidance promulgated thereunder.

(d)            Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby (either alone or in connection with any other event) will (i) entitle any Business Employee or Business Service Provider to severance pay or accrued pension benefit or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due or payable to any Business Employee or Business Service Provider, or (iii) give rise to the payment of any amount that could reasonably be expected to be a “parachute payment” under 280G of the Code.

Section 3.10      Labor and Employment Matters.

(a)            Schedule 3.10(a) of the Disclosure Schedules sets forth a complete and accurate list of the names of all current Business Employees, specifying each Business Employee’s (i) position, (ii) salary or hourly wage rate, as applicable, (iii) date of hire, (iv) business location, (v) commission, bonus and incentive entitlements, (vi) status as exempt or non-exempt under the Fair Labor Standards Act, and (vii) identifying, other than with respect to any employees on the Excluded Employee List, whether currently on leave and if so, the type of leave and anticipated date of return to active employment.

(b)            Seller is not a party to any labor or collective bargaining Contract that pertains to any Business Employees. There are no, and during the past five years have been no, organizing activities or collective bargaining arrangements affecting the Business pending or being negotiated with any Business Employees or any labor organization. There is no, and during the past five years there has been no, material labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Knowledge of Seller, threatened against or affecting the Business or Seller in connection with the Business (including as a result of COVID-19 or COVID-19 Measures). Seller has not breached or otherwise failed to comply with the material provisions of any collective bargaining or union Contract affecting any Business Employees. There are no pending or, to the Knowledge of Seller, threatened union grievances or union representation questions involving any Business Employees.

(c)            Seller is, and during the past five years has been, in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors, in connection with the Business. Seller is not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws, in connection with the Business. No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of Seller, threatened with respect to the Business or Seller in connection with the Business before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(d)            Seller has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Business Employees and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor in connection with the Business. Seller has paid in full to all Business Employees or adequately accrued in accordance with applicable Law for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf thereof.

(e)            Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to or affecting Business Employees or employment practices in connection with the Business. Neither Seller nor any of its executive officers has received within the past five years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Business and, to the Knowledge of Seller, no such investigation is in progress.

(f)            To the Knowledge of Seller, no current Business Employee intends, or is expected, to terminate such Business Employee’s employment relationship with the Business following the consummation of the transactions contemplated hereby.

(g)            Seller has not in the past five years effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act or any similar state or local law (the “WARN Act”) related to the Business, or (ii) a “mass layoff” as defined in the WARN Act related to the Business.

(h)            During the past three years, (i) no Action alleging workplace sexual harassment or discrimination has been initiated, filed or, to the Knowledge of Seller, threatened against any current or former directors, officers or employees of the Business in their capacities as such, (ii) to the Knowledge of Seller, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) neither the Business nor Seller in connection with the Business has entered into any settlement agreement related to allegations of sexual harassment or discrimination by any of their employees or any independent contractor.

(i)             Except as set forth on Schedule 3.10(i) of the Disclosure Schedules, since January 1, 2020, as related to COVID-19, neither the Business nor Seller in connection with the Business has (i) taken any material action with respect to any Business Employees, including implementing workforce reductions, terminations, furloughs or material changes to compensation, benefits or working schedules or (ii) experienced any material employment-related liability.

Section 3.11            Real Property.

(a)            Schedule 3.11(a) of the Disclosure Schedules sets forth a true and complete description of the Owned Real Property. Seller has good and indefeasible title in fee simple to (or a valid easement interest in, as applicable) the Owned Real Property, free and clear of all Encumbrances except Permitted Encumbrances.

(b)            Except for the Permitted Encumbrances, there are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property by Seller or the Business for the current use of such real property. Except as set forth on Schedule 3.11(b) of the Disclosure Schedules and except for the Owned Real Property Matter, there are no material latent defects or material adverse physical conditions affecting the Owned Real Property. Except for the Owned Real Property Matter, all plants, warehouses, distribution centers, structures and other buildings and improvements on the Owned Real Property are adequately maintained and are in good operating condition and repair for the requirements of the Business as currently conducted.

(c)            Except for any occupancy or possessory interest pursuant to any Permitted Encumbrances, there are no Persons in possession or occupancy of any part of the Owned Real Property or the facilities located on the Owned Real Property or who have possessory rights with respect to any part of the Owned Real Property.

(d)            No binding commitment has been made by Seller or any Affiliates of Seller to any Governmental Authority, utility company or any other organization, group or individual relating to the Owned Real Property or any part thereof which imposes upon or could impose upon Seller or any Affiliate of Seller an obligation to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off such Owned Real Property.

(e)            Except as set forth on Schedule 3.11(e) of the Disclosure Schedules and except for the Owned Real Property Matter, there are no pending or, to the Knowledge of Seller, threatened expropriation, condemnation or eminent domain proceedings, lawsuits or administrative or other Actions relating to any Owned Real Property.

(f)             True, correct and complete copies of all deeds, title insurance policies, surveys, mortgages, certificates of occupancy, building permits and inspection certificates, agreements and other documents granting Seller (or any of its Affiliates) title to or otherwise affecting or evidencing the state of title with respect to the Owned Real Property, together with all amendments, modifications and supplements thereto (collectively, the “Title Documents”) have been made available to Buyer to the extent in Seller’s possession or control. With respect to the Title Documents, no breach or event of default on the part of Seller or any of its Affiliates, and to the Knowledge of Seller, no breach or event of default on the part of any other party thereto and no event that, with the giving of notice or lapse of time or both, would constitute a breach or event of default under any term, covenant or condition of such Title Documents, has occurred and is continuing.

(g)            Except as set forth on Schedule 3.11(g) of the Disclosure Schedules, to the Knowledge of Seller, none of the Owned Real Property or any condition or activity thereon, any plants, buildings, fixtures, or improvements located thereon, or the current use, operation or maintenance thereof is in violation of any law, rule, regulation, code or ordinance or is in violation of the terms of any restrictive covenant or other encumbrance, provided, however, that in the event the use and operation of any Owned Real Property is a non-conforming use as of the Closing Date, the right to continue such non-conforming use is not restricted or terminated upon the consummation of the transactions contemplated by this Agreement.

(h)            To the Knowledge of Seller, there are no strips or gores with respect to or affecting any parcel of Owned Real Property (or portion thereof) which cause any related parcels of land to be non-contiguous.

(i)             All Owned Real Property is supplied with utilities and other services to the extent reasonably necessary for the operation of the Business immediately after the Closing Date in all material respects as it is being conducted as of the date hereof. All utilities required for the operation of each parcel of Owned Real Property either enter such Owned Real Property through adjoining streets or pass through adjoining land, and do so in accordance with valid public easements or irrevocable private easements, and all of such utilities are installed and operating.

(j)             To the Knowledge of Seller, all easements, cross easements, licenses, air rights, and rights-of-way or other similar property interests, if any, necessary for the full utilization of the Owned Real Property as currently used have been obtained and are in full force and effect without default thereunder. All of the Owned Real Property has direct rights of access to public ways. All roads necessary for the use of the Owned Real Property for its current purposes have been completed and are available for public use.

(k)            The Owned Real Property is not situated in a flood hazard area as defined by the Federal Insurance Administration. To the Knowledge of Seller, no portion of the Owned Real Property is located on or adjacent to navigable waters and no portion of the Owned Real Property consists of filled-in land.

(l)            Neither the Owned Real Property nor any part thereof are subject to any purchase options, rights of first refusal or other similar rights in favor of third parties.

(m)            There are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of the Owned Real Property. There are no adverse parties in possession of the Owned Real Property or of any part thereof.

(n)            There is no special proceeding pending or, to the Knowledge of Seller, threatened, in which any taxing authority having jurisdiction over any of the Owned Real Property is seeking to increase the assessed value thereof.

Section 3.12           Personal Property.

(a)            Schedule 3.12(a) of the Disclosure Schedules set forth a true and complete list of (i) all Business Personal Property owned by Seller having a fair market value of $100,000 or more and (ii) each lease or other Contract under which Seller is the lessee of, or holds or operates, any Business Personal Property owned by a third Person, which Business Personal Property has a fair market value of $100,000 or more.

(b)            All of the Business Personal Property has been maintained in all material respects in accordance with past practice and generally accepted industry practice. Each item of the Business Personal Property is, in all material respects, in good operating condition and repair, ordinary wear and tear excepted, and is adequate for the uses to which it is being put. All leased Business Personal Property is, in all material respects, in the condition required of such property by the terms of the lease applicable thereto.

Section 3.13            Intellectual Property.

(a)            Schedule 3.13(a) of the Disclosure Schedules sets forth a true and complete list of all (i) Business Intellectual Property that is the subject of an issuance, registration, or application with a Governmental Authority or domain registrar (each identified as a Mark, Domain Name, Copyright or Patent, as the case may be) (the “Seller Registered IP”) and (ii) material unregistered Marks included in the Business Intellectual Property. The Seller Registered IP is valid and subsisting and, to the Knowledge of Seller, enforceable.

(b)            Except as set forth on Schedule 3.13(b) of the Disclosure Schedules, no Seller Registered IP has been abandoned, cancelled or adjudicated invalid, or is subject to any outstanding written order, writ, injunction, judgment, stipulation or decree restricting its use or adversely affecting or reflecting Seller’s rights thereto. There is no Action pending or, to the Knowledge of Seller, threatened against Seller concerning the ownership, validity, registrability, enforceability, infringement or use of any Business Intellectual Property.

(c)            Seller exclusively owns all right, title, and interest in and to all Business Intellectual Property, free and clear of any and all Encumbrances, other than Permitted Encumbrances. Seller has not received any written notice or claim challenging its ownership of any of the Business Intellectual Property, nor to the Knowledge of Seller is there a reasonable basis for any claim that it does not so own any of such Business Intellectual Property.

(d)            Seller has taken all reasonable steps in accordance with standard industry practices to protect its rights in the Business Intellectual Property and at all times has taken all commercially reasonable measures to protect the secrecy, confidentiality and value of all Business Intellectual Property that is a Trade Secret, including entering into appropriate confidentiality agreements with all officers, directors, employees, and other Persons with access to such Trade Secrets, and, to the Knowledge of Seller, no unauthorized disclosure of any such Trade Secrets has been made. No current or former employee, consultant or contractor of Seller holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Business Intellectual Property.

(e)            All Business Intellectual Property developed by or for Seller was conceived, invented, reduced to practice, authored or otherwise created solely by either employees of Seller acting within the scope of their employment, or independent contractors of Seller pursuant to agreements containing an assignment of Intellectual Property to Seller.

(f)            The development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Business or Seller in connection with the Business, and all of the other activities or operations of the Business or Seller in connection with the Business, in the past six years have not infringed, misappropriated, violated, or diluted, and do not infringe, misappropriate, violate, or dilute, any Intellectual Property of any third party. In the past six years, Seller has not received any written notice, claim, complaint or demand, including invitations to license or requests for indemnification, alleging any such infringement, misappropriation, violation, or dilution of any third party Intellectual Property, nor to the Knowledge of Seller, is there a reasonable basis therefor. No Business Intellectual Property is subject to any outstanding written order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by Seller or the Business. To the Knowledge of Seller, no third party is misappropriating, infringing, diluting or otherwise violating any Business Intellectual Property.

(g)            Subject to obtaining the consents set forth on Schedule 3.3(a)(iii) of the Disclosure Schedules, upon the consummation of the Closing, Buyer shall succeed to all of the Business Intellectual Property and all of such rights shall be exercisable by Buyer to the same extent as by Seller prior to the Closing. The Business Intellectual Property constitutes all Intellectual Property necessary for the operation of the Business as currently conducted and, except as set forth on Schedule 3.3(a)(iii) of the Disclosure Schedules, all of the Business Intellectual Property is fully assignable by Seller to any Person, without payment, consent of any Person or other condition or restriction.

(h)            Subject to obtaining the consents set forth on Schedule 3.3(a)(iii) of the Disclosure Schedules, the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not give rise to any right of any third party to terminate or re-price or otherwise modify any of the Business’ rights or obligations under any agreement under which any right or license of or under Intellectual Property is granted to or by the Business.

Section 3.14            IT Systems.

(a)            Seller owns or has rights to access and use all IT Systems used in connection with the Business or otherwise necessary for the conduct of the Business. Seller has taken reasonable steps in accordance with industry standards to secure the IT Systems used in connection with the Business or otherwise necessary for the conduct of the Business that are controlled by Seller from unauthorized access or use by any Person, and to ensure the continued, uninterrupted and error-free operation of the IT Systems used in connection with the Business or otherwise necessary for the conduct of the Business.

(b)            The IT Systems used in connection with the Business or otherwise necessary for the conduct of the Business are adequate in all material respects for their intended use and for the operation of the Business as currently conducted by Seller, and are in good working condition (normal wear and tear excepted), and, to the Knowledge of Seller, are free of all viruses, worms, Trojan horses and other known contaminants and do not contain any bugs, errors or problems of a nature that would materially disrupt their operation or have a material adverse impact on the operation of the IT Systems used in connection with the Business or otherwise necessary for the conduct of the Business. In the past three (3) years, there has not been any material malfunction with respect to any of the IT Systems used in connection with the Business or otherwise necessary for the conduct of the Business that has not been remedied or replaced in all material respects.

(c)            No capital expenditure is necessary with respect to the use of the IT Systems used in connection with the Business or otherwise necessary for the conduct of the Business other than capital expenditure in the Ordinary Course of Business.

Section 3.15           Business Inventory. The Business Inventory has been maintained in accordance with the regular business practices of Seller, consists of items of a quality and quantity substantially all of which is usable or saleable, in all material respects, in the Ordinary Course of Business. Such inventory has not been consigned to, or held on consignment from, any third person. The Business Inventory consists, and will as of the Closing Date consist, of products of quality and quantity commercially usable and salable in the Ordinary Course of Business, except for any items of obsolete material or material below standard quality, and, except as described on Schedule 3.15 of the Disclosure Schedules, the present quantities of all Business Inventory are reasonable in the present circumstances of the Business.

Section 3.16           Taxes.

(a)            There are no material Taxes of Seller or any of its Affiliates for which Buyer could become liable as a result of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)            Seller properly has filed each material Tax Return (that is required to be filed under applicable Law) in respect of any of the Business, the Purchased Assets, and the Assumed Liabilities to the appropriate Governmental Authority on or prior to the date such Tax Return is due (excluding any extensions). All such Tax Returns and reports are true, correct and complete in all material respects. All material Taxes due and owing with respect to any of the Business, the Purchased Assets, or the Assumed Liabilities (whether or not shown on any Tax Return) have been paid, timely and properly, to the appropriate Governmental Authority.

(c)            No material Tax examination, audit, dispute, or other similar proceeding relating to any of the Business, the Purchased Assets, or the Assumed Liabilities (x) is in progress or otherwise pending or (y) has taken place, been commenced, or otherwise been threatened at any time in the six years that immediately precede the Closing.

(d)            Other than Permitted Encumbrances, there are no Encumbrances for Taxes on the Business or any of the Purchased Assets. No Governmental Authority in the process of imposing any Encumbrance for Taxes on the Business or any of the Purchased Assets (other than for current Taxes that are not yet due or payable).

(e)            No Purchased Asset is subject to any tax partnership agreement or provision requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute (except to the extent Seller is a partnership for federal income tax purposes (in which case the assets are only subject to such partnership)).

Section 3.17           Environmental Matters. Except as set forth on Schedule 3.17 of the Disclosure Schedules:

(a)            Seller is and for the past five years has been in compliance with all applicable Environmental Laws in connection with the conduct or operation of the Business and the ownership or use of the Purchased Assets. Seller has not received any written notice or complaint from a Governmental Authority or other Person alleging that Seller has any liability under any such Environmental Law or is not in compliance with any such Environmental Law, in each case with respect to the Business.

(b)            No Hazardous Substances have been Released by Seller or, to the Knowledge of Seller, by any other Person, on any Owned Real Property, and there is no ongoing environmental investigation, clean-up, remediation or corrective action of any kind relating thereto, on the Owned Real Property (including any buildings, structures, improvements, soils and subsurface strata, surface water bodies, including drainage ways, and ground waters thereof), except in each case as would not reasonably be expected to be material to the Business. No underground improvement, including any treatment or storage tank or water, gas or oil well, is or has been located on the Owned Real Property, except in material compliance with Environmental Law. Seller has no liability for any Release of, threatened Release of or contamination by Hazardous Substances in connection with the Business or the Purchased Assets or otherwise under any Environmental Law. There is no pending or, to the Knowledge of Seller, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of Seller, threatened Action with respect to the Business or Seller in connection with the Business relating to Hazardous Substances or otherwise arising under any Environmental Law.

(c)            Seller holds all Environmental Permits and is and has for the last five years been in compliance therewith. Except as set forth on Schedule 3.3(b) to the Disclosure Schedules, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, revocation or nonrenewal.

(d)            Seller has provided to Buyer all material permits, and all “Phase I,” “Phase II” or other environmental investigation reports in its possession or its control addressing the Owned Real Property.

(e)            For purposes of this Agreement:

(i)            “Environmental Laws” means: any Laws of any Governmental Authority relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, worker health or safety (as it relates to exposure to Hazardous Substances) or natural resources.

(ii)            “Environmental Permits” means all Business Permits required under any Environmental Law.

(iii)           “Hazardous Substances” means: (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each have been amended, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead, polychlorinated biphenyls, perfluoroalkyl and polyfluoroalkyl substances, asbestos and radon; and (E) any other hazardous substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

(iv)           “Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exceptions in Subsections (A) and (D) of 42 U.S.C. § 9601(22).

Section 3.18           Material Contracts.

(a)            Except as set forth on Schedule 3.18(a) of the Disclosure Schedules, there are no Contracts relating to the Business or the Purchased Assets of the following nature (such Contracts as are required to be set forth on Schedule 3.18(a) of the Disclosure Schedules being “Material Contracts”):

(i)             any Contract for the purchase or delivery of goods, or performance of services, with respect to the Business that provides for annual payments by Seller of more than $500,000;

(ii)            any Contract with a Material Customer or a Material Supplier;

(iii)           any other packing, warehousing, supply, co-manufacturing or purchasing Contract that provides for future payments by or to Seller of more than $250,000 per annum that is not terminable without penalty upon 30 days’ notice or less and is not otherwise contemplated above;

(iv)          any Contract relating to or evidencing indebtedness of the Business or Seller in connection with Business, including mortgages, other grants of security interests, guarantees or notes;

(v)            any Contract with any Governmental Authority;

(vi)          any Contract with a broker, distributor, or agent (other than an employment or consulting Contract) that is not terminable without penalty upon 30 days’ notice or less;

(vii)         any Contract with any Related Party of Seller;

(viii)        any employment or consulting Contract with a Business Employee or Business Service Provider (excluding standard restrictive covenant agreements entered into by Business Employees or Business Service Providers in connection with their employment or engagement with Seller);

(ix)           any labor or collective bargaining Contract that covers any Business Employees;

(x)            any Contract that limits, or purports to limit, the ability of Seller or the Business to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of Seller or the Business to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(xi)           any Contract that contains minimum purchase obligations binding on Seller;

(xii)          any Contract pursuant to which Seller is the lessee or lessor of, or holds, uses, or makes available for use to any Person any real property;

(xiii)         (A) any capital lease or (B) any other Contract relating to the lease, purchase or sale of tangible personal property providing for aggregate annual payments by or to Seller in excess of $250,000, under which any equipment is held or used by Seller;

(xiv)         any Contract containing a commitment (or group of related commitments) to make any capital expenditure or to purchase a capital asset in excess of $250,000 individually or $500,000 in the aggregate (to the extent applicable to the Business) per annum;

(xv)         any Contract providing for indemnification to or from any Person with respect to liabilities relating to Seller, the Business or the Purchased Assets (other than in the Ordinary Course of Business);

(xvi)         any Contract relating in whole or in part to any Business Intellectual Property; other than (A) non-exclusive license agreements with respect to commercially available off-the-shelf software or software-as-a-service, and which no license or royalty payment in excess of $100,000 was paid in the one-year period preceding the date hereof or have or will become due in any twelve-month period following the date hereof, (B) non-disclosure agreements entered into in the Ordinary Course of Business, (C) confidentiality agreements and intellectual property assignment agreements entered into with employees and contractors, (D) licenses for Intellectual Property embedded into any equipment, fixtures, components or finished products, (E) non-exclusive licenses that are granted to customers in the ordinary course of business or to contractors or vendors of Seller in the ordinary course of business in connection with services performed for the Business, and (F) as incidental, ancillary, or non-material parts of agreements;

(xvii)        any joint venture or partnership, merger, asset or stock purchase or divestiture Contract;

(xviii)       any hedging, futures, options or other derivative Contract;

(xix)         any Contract relating to settlement of any administrative or judicial proceedings within the past five years;

(xx)          any Contract that results in any Person holding a power of attorney that relates to Seller, the Business or the Purchased Assets; and

(b)            Each Material Contract is a legal, valid, binding and enforceable agreement of Seller and, to the Knowledge of Seller, each other party thereto. Each Material Contract is in full force and effect and will continue to be in full force and effect on identical terms immediately following the Closing Date. Neither Seller nor, to the Knowledge of Seller, any other party is in material breach or violation of or (with or without notice or lapse of time or both) material default under, any Material Contract, nor has Seller received any written claim of any such material breach, violation or default. Seller has delivered or made available to Buyer true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.19           Customers and Suppliers.

(a)            Schedule 3.19(a) of the Disclosure Schedules sets forth a true and complete list of (i) all customers of the Business (each, a “Material Customer”) and (ii) the amount of gross revenue actually received by Seller from each such Material Customer during the 12 months ended December 31, 2022. Seller has not received any written notice that any Material Customer (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Business or (B) has sought, or is seeking, to reduce the price it will pay for the services of the Business. To the Knowledge of Seller, and as of the date hereof, no Material Customer has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)            Schedule 3.19(b) of the Disclosure Schedules sets forth a true and complete list of (i) the top 20 suppliers to the Business (determined by gross payables) during the 12 months ended December 31, 2022 (each, a “Material Supplier”) and (ii) the aggregate amount paid to each such supplier during such period. Seller has not received any written notice that there has been any material adverse change in the price of such supplies or services provided by any such supplier, or that any such supplier will not sell supplies or services to the Business at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Business, subject to general and customary price increases. To the Knowledge of Seller, and as of the date hereof, no such supplier has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.20           Product Liability. To the Knowledge of Seller, there is no basis for any product liability, warranty, material backcharge, material additional work or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (a) the development, cultivation, manufacturing, production, packaging, labeling, handling, storage, transportation, sale or distribution of any product or good sold or delivered by or on behalf of the Business whether delivered to a customer before or after the Closing Date (except with respect to any liability or obligation arising out of any action by Buyer after the Closing Date) or (b) the operation of the Business or the ownership of the Purchased Assets during the period through and including the Closing Date.

Section 3.21           Occupational Safety and Health Matters.

(a)            Seller is and has been in material compliance with, and is not in material violation of, or incurred any material liability under, any applicable Occupational Safety and Health Laws in connection with the conduct or operation of the Business and the ownership or use of the Purchased Assets and, to the Knowledge of Seller, no reason exists why Buyer would not be capable of continued operation of the Business in compliance with applicable Occupational Safety and Health Laws without undue expense or burden after the Closing Date.

(b)            Seller has not received any written notice or, to the Knowledge of Seller, other communication from any Governmental Authority or any other Person regarding (i) any failure to comply in any material respect with any applicable Occupational Safety and Health Law or (ii) any obligation to undertake or bear any material cost of any Occupational Safety and Health Liabilities, including, without limitation, any Occupational Safety and Health Liabilities with respect to any Owned Real Property at, to or from which Hazardous Substances have been generated, manufactured, refined, transferred, used or processed, transported, treated, stored, handled, transferred, disposed of, recycled or received by Seller, and there are no facts or circumstances that can be reasonably expected to form the basis of clause (i) or (ii).

(c)            Seller has made available to Buyer copies of any written occupational and safety assessment or audit reports or similar studies or analyses relating to the Business or any Owned Real Property that have been prepared on behalf of Seller in the past five years.

Section 3.22           Warranties. Seller has delivered to Buyer true and correct copies of all written warranties currently in effect covering the respective products and services of the Business. Each product manufactured or sold by Seller or any of its Subsidiaries, to the extent relating to the Business, is and has been manufactured and sold in conformity with all applicable contractual commitments and all express and implied warranties, except as would not reasonably be expected, individually or in the aggregate, to be material to the Business, as a whole.

Section 3.23           Debt. Except as set forth on Schedule 3.23 of the Disclosure Schedules, Seller has no Indebtedness related to the Business or the Purchased Assets.

Section 3.24           Affiliate Interests and Transactions. There are no Contracts by and between Seller primarily relating to the Business, on the one hand, and any Affiliate of Seller or, to the Knowledge of Seller, any officer, director or employee (or member of the immediate family thereof) of Seller or any Affiliate of Seller, on the other hand. No Affiliate of Seller or, to the Knowledge of Seller, any officer, director or employee (or member of the immediate family thereof) of Seller or any Affiliate of Seller owns any interest in any Purchased Asset.

Section 3.25           Business Insurance. Schedule 3.25 of the Disclosure Schedules sets forth a true and complete list of all Insurance Policies maintained with respect to the Business and the Purchased Assets, together with the carriers and liability limits for each such policy. All such Insurance Policies are in full force and effect, and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. Seller has not received written notice of, nor to the Knowledge of Seller is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. No claim currently is pending under any such policy involving an amount in excess of $50,000. To the Knowledge of Seller, all material insurable risks in respect of the Business and the Purchased Assets are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the Business and the Purchased Assets. The activities and operations of the Business have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cause a cancellation or reduction in the coverage of such policies.

Section 3.26           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller for which Buyer or the Business is or could be liable.

Section 3.27           International Trade Laws. Seller is, and for the past five years has been, in compliance with International Trade Laws, and has not taken any action that violates, evades or avoids, or attempts to violate, evade or avoid International Trade Laws, in each case in connection with the operation of the Business. Neither Seller nor any of its Subsidiaries, nor, to the Knowledge of Seller, any of their respective directors, executives, or employees, or, to the Knowledge of Seller, any representative or agent acting on behalf of Seller or its Subsidiaries, currently or during the past five years: (i) is or has been a Sanctioned Person or has acted, directly or indirectly, on behalf of a Sanctioned Person; (ii) is unlawfully conducting or has unlawfully conducted any business or engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person in connection with the operation of the Business; or (iii) is unlawfully dealing in or has unlawfully dealt in, or otherwise engaged in, any transaction relating to, any property or interests in property of any Sanctioned Person in connection with the operation of the Business.

Section 3.28           Food Safety Matters. Except as otherwise set forth on Schedule 3.28 of the Disclosure Schedules, the Business is, and for the past five years has been, conducted in material compliance with all Applicable Food Safety Laws. Without limiting the generality of the immediately preceding statement, except as otherwise set forth on Schedule 3.28 of the Disclosure Schedules:

(a)            during the past five years, neither Seller nor any of its Affiliates has sold or distributed any products relating to the Business, and there are not any products relating to the Business currently in inventory, which are or were “adulterated,” “misbranded,” or otherwise violative within the meaning of the FDC Act, and/or under any other applicable Law or Applicable Food Safety Laws;

(b)            all of the operations of the Business are and for the past five years have been in material compliance with all applicable Laws and Applicable Food Safety Laws issued or implemented by the FDA, FTC, USDA, CBP and/or any other comparable Governmental Authority, including those related to recordkeeping, prior notice of imported food, food safety, hazard analysis and preventive controls, sanitary transportation, food additives, food contact substances, supplier verification, food facility registration, regulatory status, fitness for intended purposes, current good manufacturing practices, allergen control, and food labeling and advertising;

(c)            during the last five years, neither Seller nor any of its Affiliates has been subject to any adverse inspection identifying critical violations, FDA Form 483 inspection report, written notice, warning letter, untitled letter, regulatory letter, finding of deficiency, investigation, or any other written communication regarding a violation, investigation, proceeding, inquiry, or compliance or enforcement action, from or by any Governmental Authority with respect to the Business, nor are any such actions pending or being threatened by any Governmental Authority.

(d)            during the last five years, neither Seller nor any of its Affiliates has received any written or other notice from the FDA, FTC, USDA, CBP or any other comparable Governmental Authority in connection with any product cultivated, manufactured, produced, packaged, sold, imported, held, or distributed by or on behalf of the Business;

(e)            during the last five years, neither Seller nor any of its Affiliates has been excluded or suspended from participation under any government program with respect to the Business pursuant to any Applicable Food Safety Law;

(f)             during the last five years, neither Seller nor any of its Affiliates has provided false or misleading information or made any material omission in any submission to any Governmental Authority relating to the Business, nor are they aware of any payment, gratuity, or other thing of value provided by Seller or any of its Affiliates that is prohibited by any Law, such as to a government official relating to the Business;

(g)            during the last five years, there have not been, and to the Knowledge of Seller, no Governmental Authority is threatening, any recalls, withdrawals, detentions, suspensions, field notification, field correction, safety alert, or seizures of any products cultivated, manufactured, produced, packaged, distributed, imported, held, or sold by or on behalf of the Business, whether ordered by a Governmental Authority or undertaken voluntarily by Seller or any of its Affiliates, and there have been no written claims or, to the Knowledge of Seller, other instances of the presence of or exposure to any food contaminants or adulterants, undeclared food allergens, food poisoning, pests, Proposition 65 listed chemical, or other Hazardous Substance in any such products, nor any other similar food-related conditions with respect to the Business;

(h)            during the last five years, to the Knowledge of Seller, each product cultivated, manufactured, produced, packaged, distributed, imported, held, or sold by or on behalf of the Business complies in all material respects with all applicable labeling requirements (including but not limited to flavor labeling, ingredient statements, nutritional information, storage and/or refrigeration instructions, warnings, and country of origin disclosures) set forth by any Governmental Authority;

(i)             during the last five years, each product cultivated, manufactured, produced, packaged, distributed, imported, held, or sold by or on behalf of the Business has been prepared in accordance with the specifications of the applicable customer and, to the Knowledge of Seller, conforms in all material respects to any promises or affirmations of fact or aspiration, whether express or implied, made on the container, label, internet website, or any other means of advertising (e.g., social media platforms) for such product and in connection with its distribution or sale (including to the extent that such products are being marketed with claims such as “non-GMO,” “fresh,” “organic,” “all natural,” “sustainable,” “U.S. grown,” “Made in U.S.A.,” “Kona” “made with natural ingredients,” “made with natural flavors,” “__ calories,” “gluten free,” “kosher,” “fat-free,” “no artificial colors, flavors, or sweeteners,” “nutritious,” “low calorie,”) or with similar claims, including but not limited to all labeling and advertising claims, nutrient content claims, health-related or structure/function claims, and social and environmental marketing claims (e.g., ESG claims), and Seller possesses appropriate documentation to substantiate all such claims, which substantiation materials are included in the Purchased Assets;

(j)             during the last five years, neither Seller nor any of its Affiliates has engaged in unfair competition or trade practices, any false, deceptive, unfair or misleading advertising or promotional practices, or violations of consumer protections under any applicable Law in each case, with respect to the Business, and Seller and its Affiliates are in compliance in all material respects with all social media regulations, policies, and guidance established by the FDA, the FTC, and other Governmental Authorities, including, but not limited to, the industry self-regulatory advertising standards of the National Advertising Division of National BBB Programs, Inc., and the FTC’s various guidance documents, in each case, to the extent the same relate to the Business. Neither Seller nor any of its Affiliates has received any notifications and has not been subject to any investigations from the FTC, or any other Governmental Authority regarding the products, services, advertising, or promotional practices of the Business;

(k)            there is no proceeding to which Seller or any of its Affiliates is a party, whether filed, pending, or, to the Knowledge of Seller, threatened (including pre-litigation demands and notices of violation) relating to, or otherwise involving: (i) an alleged defect in any product, (ii) the failure of any product to meet certain specifications, or (iii) any misleading or deceptive trade practices or labeling defect, and to the Knowledge of Seller, there is no fact, situation, circumstance, condition or other basis for any of the foregoing; and

(l)             during the last five years, each product cultivated, manufactured, produced, packaged, distributed, imported, held, or sold by or on behalf of the Business complies with the FDA’s requirements in Title 21 of the Code of Federal Regulations section 100.100 for nonfunctional slack fill and with any other similar state or local requirements, and neither Seller nor any of its Affiliates has received any correspondence from any Governmental Authority or other person or entity alleging that any product’s container and/or packaging is deceptive because of nonfunctional slack fill.

Section 3.29           Privacy.

(a)            With respect to the operation of the Business, Seller is, and during the past five years has been, in compliance with all applicable Privacy and Security Requirements in all material respects. Seller has not received any written notices or complaints from any Person or Governmental Authority regarding the Processing of Personal Information or alleging Seller’s failure to comply with applicable Privacy and Security Requirements in connection with the operation of the Business, nor has Seller, to the Knowledge of Seller, been subject to any audit or investigation regarding the Processing of Personal Information or any Privacy and Security Requirements in connection with the operation of the Business.

(b)            In the previous five years, the Business has not experienced any Security Breaches, and Seller has not received any written notices or complaints from any Person regarding such a Security Breach. No circumstance has arisen in which any applicable Privacy and Security Requirements would require Seller to notify a Person or Governmental Authority of a Security Breach in connection with the operation of the Business.

(c)            Seller has valid and legal rights, in all material respects, to Process all Personal Information that is Processed by or on behalf of Seller in connection with the use of the Purchased Assets and/or operation of the Business and upon the consummation of the Closing, Buyer shall have the right to Process such Personal Information in order to be able to conduct the Ordinary Course of Business. The execution, delivery, or performance of this Agreement will not violate any applicable Privacy and Security Requirements in any material respects.

(d)            During the last five years in connection with the operation of the Business, Seller has implemented, and has ensured that third parties that Process Personal Information for or on behalf of Seller implement, commercially reasonable physical, technical and administrative safeguards designated to ensure the integrity and security of Personal Information and to prevent any destruction, loss, alteration, corruption, misuse or unauthorized disclosure thereof or unauthorized access thereto, and to provide compliance in all material respects with all applicable Privacy and Security Requirements.

Section 3.30           Solvency. Seller has not incurred debts beyond its ability to pay as they become absolute and matured, and as of both the date of this Agreement and immediately following the Closing after giving effect to the transactions contemplated hereby, Seller shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own assets that have a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Seller.

Section 3.31            No Other Representations or Warranties. The representations and warranties made by Seller in this Article III constitute the sole and exclusive representations made by Seller in connection with the transactions contemplated by this Agreement and the other Ancillary Agreements and all other representations and warranties of any kind or nature, whether express or implied, oral or written, have not been relied upon by Buyer and are expressly and specifically disclaimed and shall not form the basis of any claim by Buyer for breach of representation or warranty, Fraud or otherwise, and neither Seller nor any other Person will have or be subject to any liability to Buyer or any other Person with respect thereto.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1             Organization. Buyer is a corporation, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2             Authority.

(a)            Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b)            The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.

(c)            This Agreement has been, and upon their execution each of the Ancillary Agreements to which Buyer will be a party will have been, duly executed and delivered by Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Buyer will be a party will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law)).

Section 4.3              No Conflict; Required Filings and Consents.

(a)            The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)            conflict with or violate the certificate of incorporation or bylaws of Buyer;

(ii)            conflict with or violate any Law applicable to Buyer; or

(iii)           result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Buyer is a party; except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, have a Buyer Material Adverse effect.

(b)            Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby.

Section 4.4             Financing. Buyer has and will have at the Closing sufficient funds and immediately available funding to permit Buyer to fund in cash all of the amounts required to be provided by Buyer for the consummation of the transactions contemplated hereby and the other Ancillary Agreements to which it is or will be a party and sufficient for the satisfaction of all of Buyer’s obligations under this Agreement and the other Ancillary Agreements to which it is or will be a party, including, without limitation, the payment of all associated costs and expenses of Buyer in connection with the transactions contemplated by this Agreement and the other Ancillary Agreements to which it is or will be a party. Such funding is not subject to any delay, restriction or required consent. Buyer has not incurred any obligation, commitment, restriction or Liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or Liability of any kind, in any case which would impair or adversely affect such funding. Buyer acknowledges and agrees that Buyer’s performance of its obligations under this Agreement is not in any way contingent upon the availability of financing of any kind to Buyer, whether or not for, or related to, the transactions contemplated by this Agreement.

Section 4.5             Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

Section 4.6             Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Article V
COVENANTS

Section 5.1             Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, unless (i) expressly permitted by this Agreement, (ii) Buyer shall otherwise consent in advance in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) set forth on Schedule 5.1 of the Disclosure Schedules or (iv) required by applicable Law, Seller shall cause the Business to be conducted only in the Ordinary Course of Business, and shall use commercially reasonable efforts to preserve substantially intact the organization of the Business, keep available the services of the current Business Employees and consultants of the Business and preserve the current relationships of the Business with customers, suppliers and other persons with which the Business has significant business relations. By way of amplification and not limitation, between the date of this Agreement and the Closing Date, Seller shall not do or propose to do, directly or indirectly, any of the following in connection with the Business or the Purchased Assets without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), unless (i) expressly permitted by this Agreement or the Ancillary Agreements, (ii) set forth on Schedule 5.1 of the Disclosure Schedules or (iii) required by applicable Law:

(a)            sell, pledge, dispose of or otherwise subject to any Encumbrance (other than Permitted Encumbrances) any Purchased Assets, other than sales or transfers of Business Inventory in the Ordinary Course of Business;

(b)            incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, in each case affecting the Business or the Purchased Assets, except for borrowings under the Seller Credit Agreement in the Ordinary Course of Business; provided, that in no event shall Seller, in connection with the Business, incur, assume or guarantee any long-term indebtedness for borrowed money;

(c)            materially amend, waive, modify or consent to the termination of any Material Contract, or materially amend, waive, modify or consent to the termination of Seller’s rights thereunder, or enter into any Contract in connection with the Business or the Purchased Assets other than in the Ordinary Course of Business;

(d)            authorize, or make any commitment with respect to, any single capital expenditure for the Business that is in excess of $250,000 or capital expenditures which are, in the aggregate, in excess of $500,000 for the Business taken as a whole unless (i) paid in full prior to Closing or (ii) such commitments to make such capital expenditures are set forth in the capital expenditure plan presented to Buyer prior to the date hereof;

(e)            acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(f)             enter into any lease of real or personal property or any renewals thereof in connection with the Business involving a term of more than one year or rental obligation exceeding $250,000 per year in any single case;

(g)            sell, dispose, transfer, assign, lease, sublease, exclusively license, mortgage, pledge, encumber or otherwise convey any interest in any property that is or would otherwise be a Purchased Asset (other than the sale of Business Inventory or pledges or encumbrances of Business Inventory under the Seller Credit Agreement, in each case in the Ordinary Course of Business);

(h)            acquire any interest in real property in connection with the operation of the Business;

(i)             except as required by applicable Law or an Employee Plan that exists as of the date hereof, (i) increase the compensation payable or to become payable or the benefits provided to its Business Employees or Business Service Providers, except for normal merit and cost-of-living increases in the Ordinary Course of Business in salaries or wages of Business Employees who receive less than $75,000 in total annual cash compensation from Seller; (ii) grant any severance or termination payment to, or pay, loan or advance any amount to, any Business Employee or Business Service Provider; (iii) terminate any Business Employee or Business Service Provider (other than for cause) or hire or engage any new Business Employee or Business Service Provider other than to fill a vacant position; or (iv) establish, adopt, enter into or amend any Employee Plan that provides compensation or benefits solely to a Business Employee or Business Service Provider;

(j)             enter into any Contract with any Related Party of Seller in connection with or affecting the Business or the Purchased Assets;

(k)            make any change in any method of accounting or accounting practice or policy affecting the financial statements of the Business, except as required by GAAP;

(l)             in each case to the extent doing so would have a material impact on Buyer or its Affiliates post-Closing (i) enter into any transaction that gives rise to a material amount of deferred gain or loss of any kind, (ii) make, revoke, or modify any material election related to Taxes, (iii) settle, concede, or compromise any material liability related to Taxes, (iv) file any material amended Tax Return or any amendment or other modification to any Tax Return, (v) enter into any closing agreement (as described in Section 7121 of the Code), (vi) enter into any voluntary disclosure agreement or program with any Governmental Authority, (vii) settle, compromise, concede, or abandon any material Tax claim or assessment, or (viii) consent to any extension or waiver of the limitation period applicable to any material Tax, material Tax claim, or material Tax assessment;

(m)           cancel, compromise, waive or release any right or claim relating to the Business or the Purchased Assets, other than in the Ordinary Course of Business;

(n)            permit the lapse of any existing policy of insurance relating to the Business or the Purchased Assets without obtaining substantially similar coverage;

(o)            permit the lapse of any right relating to material Business Intellectual Property or any other material intangible asset used or held for use in connection with the Business;

(p)            sell, assign, transfer or license any Business Intellectual Property (other than non-exclusive licenses granted in the Ordinary Course of Business);

(q)            commence or settle any Action relating to the Business, the Purchased Assets or the Assumed Liabilities;

(r)             amend its Organizational Documents in a manner which would reasonably be expected to materially and adversely impact Buyer; or

(s)            enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 5.2             Covenants Regarding Information.

(a)            From the date hereof through the Closing Date, Seller shall afford Buyer and its Representatives reasonable access (including for inspection and copying) at all reasonable times upon reasonable advance notice to the Purchased Assets and Seller’s Representatives, properties, offices, plants and other facilities, books and records and customers and suppliers relating to the Business and the Purchased Assets, and shall furnish Buyer with such financial, operating and other data and information in connection with the Business and the Purchased Assets as Buyer may reasonably request; provided, however, that any such access shall be conducted at Buyer’s sole risk, cost and expense, during normal business hours, under the supervision of the Seller’s personnel and in such a manner as not unreasonably to interfere with the normal operations of Seller and shall be subject to any limitations resulting from any COVID-19 Measures; provided, further, that with respect to the Owned Real Property or Seller’s other properties, plants or facilities, if applicable, any such access shall not include access for the purpose of conducting any Phase II environmental sampling or other intrusive testing without the prior written consent of Seller and shall take place upon at least two Business Days’ prior notice to Seller, shall comply with all of Seller’s requirements regarding entry upon the such properties, plants or facilities and shall not unreasonably interrupt or interfere with any work being performed at any such property, plant or facility. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to provide access to any information to Buyer or its Representatives if Seller determines, in its reasonable discretion, that (i) such access would jeopardize any attorney-client or other legal privilege, (ii) such access would contravene any applicable Laws, fiduciary duty or binding Contract entered into prior to the date hereof or (iii) such information to be accessed does not relate primarily to the Business.

(b)            In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing or for any other reasonable purpose, for a period of 5 years following the Closing, Seller shall: (i) retain all books, documents, information, data, files and other records of Seller that relate to the Business, the Purchased Assets or the Assumed Liabilities for periods prior to the Closing and which do not otherwise constitute Purchased Assets; (ii) upon reasonable notice, afford Buyer and its Representatives reasonable access (including for inspection and copying, at Buyer’s expense), during normal business hours, to such books, documents, information, data, files and other records, including in connection with claims, proceedings, actions, investigations, audits and other regulatory or legal proceedings involving or relating to the Business, the Purchased Assets or the Assumed Liabilities; and (iii) furnish Buyer and its Representatives reasonable assistance (at Buyer’s expense), including access to personnel, in connection with any such claims and other proceedings. Seller shall permit, promptly upon reasonable advance written request, Buyer and its Representatives to use original copies of any such records for purposes of litigation; provided, that such records shall promptly be returned to Seller following such use. Seller shall not destroy any such books and records without providing Buyer with written notice detailing the contents of such books and records, and providing Buyer with the opportunity to obtain such books and records, at least 90 days prior to the destruction thereof. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would: (A) jeopardize any attorney-client privilege; or (B) violate any applicable Law or breach any confidentiality agreement or fiduciary duty.

Section 5.3            Exclusivity. Seller agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, Seller shall not, and shall take all action necessary to ensure that none of its Affiliates or any of their respective Representatives shall, directly or indirectly:

(a)            solicit, initiate, consider, encourage or accept any other proposals or offers from any Person relating to any direct or indirect acquisition or purchase of all or any portion of the Business or the Purchased Assets, whether effected by sale of assets, sale of stock, merger or otherwise, other than Business Inventory to be sold in the Ordinary Course of Business (a “Competing Transaction”); provided, that a sale (by merger or otherwise) of the equity of Seller shall not be deemed a “Competing Transaction”; or

(b)            participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to a Competing Transaction, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing with respect to a Competing Transaction. Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to a Competing Transaction.

Seller shall notify Buyer promptly, but in any event within 24 hours, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect to a Competing Transaction, is made. Any such notice to Buyer shall, to the extent permitted under any applicable confidentiality agreement, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of such proposal, offer, inquiry or other contact. Seller shall not release any Person from, or waive any provision of, confidentiality obligations related to the Business under any confidentiality agreement to which Seller is a party, without the prior written consent of Buyer.

Section 5.4              Non-Competition; Non-Solicitation; Non-Disparagement.

(a)            Seller Non-Competition; Non-Solicitation; Non-Disparagement. For a period of five years following the Closing, Seller shall not, and shall cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement:

(i)            (i)       engage in the Business anywhere within North America (“Competing Business”), provided that (i) the sale of products to Buyer under the Co-Manufacturing Agreement, (ii) the sale of Seller’s branded products on e-commerce websites (e.g., Amazon) or through third party food service distributors (e.g., Aramark), (iii) indirect sales of Seller’s products or services to Customers indirectly through one or more third party distributors who were not engaged by Seller with the intent of circumventing the requirements set forth in this Section 5.4(a)(i) (provided, that, in any event, such sales pursuant to this clause (iii) do not exceed, in any fiscal year of Seller, more than $1,000,000) (the “Permitted Business”) or (iv) the collection of Receivables shall not, in each case, constitute a breach of this Section 5.4(a)(i);

(ii)            approach or seek Competing Business from any Customer (as hereinafter defined), refer Competing Business from any Customer to any Person or be paid commissions based on Competing Business sales received from any Customer by any Person; provided, that the foregoing shall not prohibit Seller from (i) engaging in the Permitted Business or (ii) collecting Receivables. For purposes of this Section 5.4(a), the term “Customer” means the customers listed on Schedule 1.1(a) of the Disclosure Schedules; provided, that the foregoing shall not prohibit any referral of business by Seller to Buyer; or

(iii)           disparage Buyer or any of its Affiliates in any way that could adversely affect the goodwill, reputation or business relationships of the Business, Buyer or any of its Affiliates with the public generally, or with any of their customers, suppliers or employees.

(b)            Buyer Non-Solicitation. For a period of two years following the Closing, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement, solicit or recruit any employee of Seller listed on Schedule 5.4(b) of the Disclosure Schedules; provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at such Seller employee or (B) Buyer or any of its Affiliates from soliciting, recruiting or hiring any Seller employee who has ceased to be employed or retained by Seller or any of its respective Affiliates as a result of any involuntary termination of such employment by Seller or any of its Affiliates.

(c)            Each of Seller and Buyer acknowledges that the covenants of Seller and Buyer, as applicable, set forth in this Section 5.4 are an essential element of this Agreement and that any breach by Seller or Buyer, as applicable, of any provision of this Section 5.4 will result in irreparable injury to Seller or Buyer, as applicable. Each of Seller and Buyer acknowledges that in the event of such a breach, in addition to all other remedies available at law, Buyer or Seller, as applicable, shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate. Each of Seller and Buyer has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.4 are reasonable and proper to protect the legitimate interest of Seller or Buyer, as applicable.

(d)            If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 5.4 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on Seller’s or Buyer’s, as applicable, conduct that are reasonable in light of the circumstances and as are necessary to assure to Seller or Buyer, as applicable, the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 5.4 because taken together they are more extensive than necessary to assure to Seller or Buyer, as applicable, the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

Section 5.5             Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other party hereto in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied.

Section 5.6             Payment of Liabilities. Following the Closing, Seller shall pay or otherwise satisfy the Excluded Liabilities in the Ordinary Course of Business.

Section 5.7            Refunds and Remittances. After the Closing: (a) if Seller or any of its Affiliates receive any refund or other amount that is a Purchased Asset or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount to Buyer and (b) if Buyer or any of its Affiliates receive any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to Seller or any of its Affiliates in accordance with the terms of this Agreement, Buyer promptly shall remit, or shall cause to be remitted, such amount to Seller.

Section 5.8             Bulk Transfer Laws. Subject to Section 8.2(c), Buyer hereby waives compliance by Seller with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with the sale of the Purchased Assets to Buyer (other than any obligations with respect to the application of the proceeds therefrom). Pursuant to Article VIII, Seller has agreed to indemnify Buyer and each Buyer Designee against any and all liabilities or Losses that may arise as a result of noncompliance with any such Law by Seller or its Affiliates.

Section 5.9             Employee Matters.

(a)            Except as specifically provided in this Section 5.9: (i) Buyer shall not adopt, become a sponsoring employer of, or have any obligations under or with respect to the Employee Plans, and Seller shall be solely responsible for any and all liabilities and obligations that have been incurred or may be incurred under or in connection with any Employee Plan; (ii) Seller shall be solely responsible for any and all liabilities arising out of or relating to the employment of Business Employees who do not become Transferring Employees (as defined below), whether such liabilities arise before, on or after the Closing Date, provided, that Buyer shall be solely responsible for any and all liabilities arising out of or relating to (A) the rescission or termination of any offer of employment of any Business Employee or any other failure to hire or employ any Business Employee by Buyer or any of its Affiliates following an offer of employment delivered in accordance with Section 5.9(b), and (B) the employment of any Transferring Employees by Buyer or any of its Affiliates; and (iii) Seller shall be solely responsible for any and all liabilities arising out of or relating to the employment of any Transferring Employee before the Closing Date, or if later, the hire date with Buyer and its Affiliates pursuant to Section 5.9(b).

(b)            Prior to the date hereof, Buyer has provided Seller with a list of each Business Employee to whom Buyer will not be making an offer of employment (the “Excluded Employee List”), which list is set forth on Schedule 5.9(b) of the Disclosure Schedules. Buyer shall, or shall cause one of its Affiliates to, extend written offers of employment to each Business Employee listed on Schedule 3.10(a) of the Disclosure Schedules who is both not identified on the Excluded Employee List, completes a Form I-9 and completes a criminal background check and drug test to the reasonable satisfaction of Buyer (all such employees who accept Buyer’s offer of employment are referred to as the “Transferring Employees”); provided that such background checks and drug tests shall deemed to have been completed to the reasonable satisfaction of Buyer if such background checks have not been finalized on or prior to June 30, 2023. Such offers of employment shall be effective as of the Closing Date and shall be consistent with the requirements of Section 5.9(e). For purposes of this Agreement, any Business Employee who accepts Buyer’s offer of employment and is on authorized short-term leave of absence or short-term disability shall not be deemed to constitute a “Transferring Employee” for purposes of this Agreement until such time as they return to active employment; provided, however, that such return to active employment must occur no later than six months following the Closing. Seller shall terminate the employment of all Transferring Employees immediately prior to the Closing and shall cooperate with and use its commercially reasonable efforts to assist Buyer in its efforts to secure satisfactory employment arrangements with the Business Employees to whom Buyer makes offers of employment.

(c)            Seller shall comply with the requirements of the WARN Act or any similar state, provincial or local law with respect to any “plant closing” or “mass layoff,” as those terms are defined in the WARN Act or such other applicable law, which may result from Seller’s termination of the employment of any of its employees in connection with the transactions contemplated hereby through the Closing Date.

(d)            Seller and its ERISA Affiliates shall comply with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA, with respect to any employee, former employee or beneficiary of any such employee or former employee who is covered under any group health plan, as defined in Section 5000(b)(1) of the Code, maintained by Seller and its ERISA Affiliates as of the Closing or whose “qualifying event” within the meaning of Section 4980B(f) of the Code occurs on or prior to the Closing, whether pursuant to the provisions of COBRA or otherwise. Buyer shall comply with the provisions of COBRA with respect to Transferring Employees after the Closing.

(e)            Buyer agrees that, for a period of one (1) year following the Closing (or, if earlier, until the date of termination of the relevant employee), each Transferring Employee shall be provided with (i) a base salary or hourly wage rate, as applicable, that is no less favorable than the base salary or hourly wage rate, as applicable, provided to such Transferring Employee immediately prior to Closing, and (ii) employee benefits (other than equity or equity-based compensation, severance, and long-term incentive compensation) that are no less favorable in the aggregate to those benefits (other than any equity or equity-based compensation, severance, and long-term incentive compensation) provided to similarly situated employees of Buyer or its Affiliate following the Closing. Buyer shall use commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferring Employees under Buyer’s health and welfare benefit plans (the “Buyer Welfare Plans”) to the extent such pre-existing conditions, exclusions and/or waiting periods were waived or satisfied as of the Closing Date under the corresponding Employee Plan and (ii) provide each Transferring Employee with credit under the Buyer Welfare Plans for any co-payments and deductibles paid under the corresponding Employee Plans prior to the Closing Date in satisfying any applicable deductible, co-insurance, co-payment and/or maximum out-of-pocket requirements applicable to the Transferring Employee and his or her covered dependents for the year in which the Closing Date occurs.

(f)             For purposes of determining eligibility to participate, vesting and determination of the level of benefits (but not benefit accrual or entitlement to benefits other than for purposes of any benefit accrual under any vacation or severance policy, program or plan) for Transferring Employees under all employee benefit plans and arrangements of Buyer (excluding any incentive plan, post-employment welfare benefit plan or defined benefit plan), Buyer shall recognize service with Seller to the same extent recognized under the corresponding Employee Plans as in effect immediately prior to the Closing Date; provided, that the foregoing shall not result in the duplication of benefits.

(g)            As soon as practicable following the Closing Date, Buyer shall establish or designate a defined contribution retirement plan eligible for qualification under Section 401(a) of the Code (the “Buyer 401(k) Plan”). Each Transferring Employee who satisfies the eligibility requirements of the Buyer 401(k) Plan shall become eligible to participate in the Buyer 401(k) Plan as soon as practicable following the date he or she is hired by Buyer. Buyer shall cause the Buyer 401(k) Plan to accept participant-directed rollovers of distributions (including loans) attributable to the Transferring Employees from under the applicable defined contribution plan of Seller in which the Transferring Employee participated prior to the Closing.

(h)            The parties hereto acknowledge and agree that all provisions contained in this Section 5.9 are included for the sole benefit of the parties hereto, and that nothing in this Section 5.9, whether express or implied, (i) shall create any third-party beneficiary or other rights (A) in any other person, including any employees or former employees of Seller or its Affiliates, any Transferring Employee or any dependent or beneficiary thereof, or (B) to continued employment with Buyer or any of its Affiliates, (ii) shall be treated as an amendment or other modification of any Employee Plan, Buyer Welfare Plan, Buyer 401(k) Plan or any other employee benefit plan of Seller or Buyer, or (iii) shall limit the right of Buyer, Seller or their respective Affiliates to amend, terminate or otherwise modify any Employee Plan, Buyer Welfare Plan, Buyer 401(k) Plan or any other employee benefit plan of Buyer or Seller.

Section 5.10            Confidentiality.

(a)            Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated February 10, 2023 between Buyer and Seller (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.10(a) shall terminate. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)            For a period of five years following the Closing Date, Seller shall not, and shall cause its Affiliates not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that Seller or its Affiliates may furnish such portion (and only such portion) of the Confidential Information as Seller or such Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request, it notifies Buyer of the existence, terms and circumstances surrounding such request and consults with Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent Seller or such Affiliate from being held in contempt or becoming subject to any other penalty under applicable Law. For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Business (including customer and supplier lists, pricing information, marketing plans, market studies, client development plans, business acquisition plans and all other information or data), the Purchased Assets or the Assumed Liabilities, except for data or information that is or becomes available to the public other than as a result of a breach of this Section 5.10.

Section 5.11           Consents. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Authorities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither Seller nor any of its Affiliates shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Buyer. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. In exercising the foregoing rights, each of Buyer and Seller shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Authority, Seller and Buyer shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by Seller or Buyer, as the case may be, or any of their respective Subsidiaries, from any Governmental Authority and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection therewith.

Section 5.12           Public Announcements. Prior to the Closing (but, for the avoidance of doubt, not after the Closing) no party hereto nor any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules and regulations, in which case the party required to publish such press release or public announcement shall use reasonable efforts to provide the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication; provided, that the foregoing shall not apply to any press release or public announcement so long as any statements contained therein concerning this Agreement or the transactions contemplated hereby are materially consistent with previous releases or announcements made by the applicable party with respect to which such party has complied with the provisions of this Section 5.12.

Section 5.13          Real Estate. At Buyer’s request and sole expense, Seller shall reasonably cooperate with Buyer in connection with any Title Insurance Policy(ies), which shall be issued by a title insurance company selected by Buyer (the “Title Company”), and/or Survey(s) Buyer desires to obtain with respect to the Owned Real Property, which cooperation shall include delivering to the Title Company (a) evidence sufficient to establish (x) the legal existence of Seller, and (y) the authority of the respective signatories of Seller to bind Seller, (b) a certificate of good standing of Seller issued by the State of Delaware, (c) a certificate of good standing of Seller issued by the State of Texas, (d) a customary affidavit of Seller in the form reasonably required by the Title Company in the form attached hereto as Exhibit I, and (e) such other certificates, real estate transfer declarations and customary documentation as the Title Company may reasonably require to issue the Title Insurance Policy in accordance with the terms hereof (collectively, “Seller Title Deliveries”). To the extent any Title Documents are not within Seller’s possession or control, Seller agrees to reasonably cooperate with Buyer to request the same from the party in possession of such Title Documents upon Buyer’s request therefor.

Section 5.14            Insurance, Casualty and Condemnation.

(a)            With respect to any claim, act, omission, event, circumstance, occurrence or loss that occurred or existed prior to the Closing Date that is reported to the appropriate insurer relating to the Business that would be covered by insurance policies of Seller or its Affiliates, Buyer or a Buyer Designee may make claims under such policies and programs, subject to the terms and conditions of such policies and programs and this Agreement; provided, that (i) prior to making any such claim or seeking such benefits or coverage, Buyer promptly notifies Seller of all such claims or efforts to seek benefits or coverage, and to the extent the insurer issuing such coverage agrees to provide coverage to or otherwise communicate directly with Buyer or a Buyer Designee in connection with Buyer or the Buyer Designee’s insurance recovery efforts, Buyer shall timely (and no less than quarterly or otherwise upon the reasonable request of Seller) apprise Seller of the status of such communications and efforts; (ii) Seller shall use commercially reasonable efforts to assist Buyer or the Buyer Designee in all reasonably related recovery efforts; (iii) Seller has no obligation to assist Buyer and/or the Buyer Designee in connection with any disputes with the respective insurers in connection with such efforts; (iv) Buyer and/or the Buyer Designee shall not bring any Action in a court of competent jurisdiction, directly or indirectly, against such insurer or such insurance policies without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed); and (v) any costs associated with the insurance recovery efforts of Buyer or the Buyer Designee, including any retrospective premiums, deductibles, retentions, obligations, chargebacks, or comparable costs, as applicable, counsel and other fees incurred by Seller in providing assistance to Buyer and/or the Buyer Designee in connection with any claims handling issues and insurance coverage disputes and costs on account of providing Buyer or the Buyer Designee with any such cooperation or assistance, shall be borne solely by Buyer or the Buyer Designee and not by Seller. Buyer shall, promptly upon request of Seller, reimburse Seller and its respective Affiliates for all reasonable and documented out-of-pocket fees, and out-of-pocket costs and expenses (including documented and invoiced fees, costs and out-of-pocket expenses of counsel) incurred by such Persons in connection with the cooperation required by this Section 5.14(a).

(b)            If any portion of the Owned Real Property is destroyed or damaged by fire or any other cause on or prior to the Closing (other than use, wear or loss in the Ordinary Course of Business) (each such event, a “Casualty Loss”), Seller shall deliver a written notice thereof (a “Casualty Loss Notice”) to Buyer as soon as reasonably practicable but in any event, no later than the earlier of (i) ten days after Seller obtains knowledge of the occurrence of such Casualty Loss or (ii) one day prior to the Closing Date. Such Casualty Loss Notice shall include Seller’s good faith estimate of the time required to repair such damage, Seller’s good faith estimate of the Restoration Cost (defined below), and an identification of Seller’s Casualty Loss Election (defined below), as the case may be. If the cost of restoring such damaged or destroyed Owned Real Property to a condition substantially similar to its condition immediately prior to such Casualty Loss (a “Restoration”) (as estimated by a qualified firm reasonably acceptable to Buyer and Seller (and with the costs of such firm being paid by Buyer and Seller in equal proportion)), and such amount being net of and after giving effect to any insurance proceeds available to Seller for such Restoration (but taking into account the amount of any deductible payable by Seller or its Affiliates under an applicable insurance policy (such resulting sum, the “Restoration Cost”), is equal to or greater than $1,000,000, Seller shall, at its option, elect either to (x) effect a Restoration of the damaged or destroyed portion of the Owned Real Property, at its sole cost and expense, prior to the Closing (such election, the “Restoration Option”), or (y) make an appropriate reduction to the Enterprise Value by an amount equal to the Restoration Cost (clauses (x) and (y), each, a “Casualty Loss Election”); provided, that, notwithstanding anything in this Agreement to the contrary, in the event the Restoration Cost exceeds $15,000,000, then Buyer will have the right, but not the obligation, to terminate this Agreement by written notice to Seller within ten Business Days after Buyer has received both (i) a Casualty Loss Notice and (ii) the estimate of the Restoration Cost, as determined by the qualified firm appointed by Buyer and Seller pursuant to this Section 5.14(b). Subject to the proviso in the immediately preceding sentence, in the event that Seller fails to timely deliver a Casualty Loss Notice (and/or fails to timely notify Buyer of its Casualty Loss Election), Seller shall be deemed to have made a Casualty Loss Election pursuant to clause (y) above. If Seller timely elects the Restoration Option, Seller shall use all commercially reasonable efforts to complete, or cause to be completed, such Restoration prior to the Closing, and if the Restoration can be completed on or before the date that is ninety (90) days after the scheduled Closing Date (the “Extended Closing Date”), the Closing Date shall be postponed for the amount of time reasonably necessary (as determined by Seller) to complete such Restoration; provided, however, that if the Closing Date is so extended and such Restoration is not completed in full by the Extended Closing Date, the Closing shall occur on or before the Extended Closing Date and the Estimated Purchase Price will be reduced by the amount of the remaining Restoration Cost as of the Closing (as estimated by a qualified firm reasonably acceptable to Buyer and Seller); provided, further, that if Seller elects the Restoration Option, Buyer shall be entitled to waive Seller’s obligation to complete the Restoration by written notice to Seller at any time within twenty (20) days following Seller’s written notice to Buyer of such election and proceed to Closing upon satisfaction or waiver of the conditions to Closing set forth in Article VII, in which case Seller shall pay, or cause to be paid, the applicable insurance proceeds with respect to such Casualty Loss to Buyer promptly upon receipt and such Casualty Loss shall not affect the Closing. If Seller makes (or is deemed to have made) a Casualty Loss Election in accordance with this Section 5.14(b), such Casualty Loss shall not affect the Closing (except to the extent expressly set forth herein) and neither Buyer nor Seller shall have the right or option to terminate this Agreement. If the Restoration Cost is less than $1,000,000, (A) Seller shall not be obligated to repair or replace the damaged or destroyed Owned Real Property (but shall be obligated to cooperate in the pursuit of any applicable insurance proceeds in accordance with Section 5.14(a) and shall use commercially reasonable efforts to assign to Buyer the right to receive any such insurance proceeds), (B) there shall be no reduction to the amount of the Enterprise Value, and (C) neither Buyer nor Seller shall have the right or option to terminate this Agreement and such Casualty Loss shall not affect the Closing.

(c)            If any portion of the Owned Real Property is taken by condemnation, eminent domain or similar proceedings (each, a “Taking”) prior to the Closing, Seller shall deliver a written notice thereof (a “Taking Notice”) to Buyer as soon as reasonably practicable but in any event, no later than the earlier of (i) ten (10) days after Seller obtains knowledge of the Taking or (ii) one day prior to the Closing Date. Such Taking Notice shall include Seller’s good faith estimate of the Condemnation Value (defined below) and an identification of Seller’s Taking Election (defined below), as the case may be. If the value of such Owned Real Property (or portion thereof) in the applicable proceeding for such Taking (as determined by a qualified firm reasonably acceptable to Buyer and Seller (and with the costs of such firm being paid by Buyer and Seller in equal proportion)), and such sum being net of and after giving effect to any condemnation award proceeds to be paid to Seller (such resulting sum, the “Condemnation Value”), is equal to or greater than $1,000,000, Seller shall, at its option, elect either (x) to replace the affected portion of the Owned Real Property that was the subject of such Taking with reasonably comparable real property (including, without limitation, as to value and utility) and/or restore the remaining portion of the Owned Real Property to a condition substantially similar in value and utility as compared to the Owned Real Property, taken as a whole, immediately prior to the Taking, or (y) make an appropriate reduction to the Enterprise Value by an amount equal to such Condemnation Value (less, to the extent not taken into account in calculating the Condemnation Value, the amount of any condemnation award proceeds to be paid to Seller) (each, a “Taking Election”); provided, that, notwithstanding anything in this Agreement to the contrary, in the event the Condemnation Value exceeds $15,000,000, then Buyer will have the right, but not the obligation, to terminate this Agreement by written notice to Seller within ten Business Days after Buyer has received both (i) Taking Notice and (ii) the estimate of the Condemnation Value, as determined by the qualified firm appointed by Buyer and Seller pursuant to this Section 5.14(c). Subject to the proviso in the immediately preceding sentence, (A) if Seller makes (or is deemed to have made) a Taking Election to replace or restore the Owned Real Property or reduce the Purchase Price, such condemnation shall not affect the Closing, and neither Buyer nor Seller shall have the right or option to terminate this Agreement and (B) in the event that Seller fails to timely deliver a Taking Notice (and/or fails to timely notify Buyer of its Taking Election), Seller shall be deemed to have made a Taking Election pursuant to clause (y) above. If the Condemnation Value is less than $1,000,000, (1) Seller shall not have the obligation to replace the portion of the Owned Real Property that is the subject of such Taking (but shall be obligated to cooperate in the pursuit of any applicable condemnation award proceeds and shall use commercially reasonable efforts to assign to Buyer the right to receive any such condemnation award proceeds), (2) there shall be no reduction to the Enterprise Value, and (3) neither Buyer nor Seller shall have the right or option to terminate this Agreement and such Taking shall not affect the Closing.

Section 5.15           Use of Transferred Codes. Without limiting Seller’s other obligations hereunder, Seller shall reasonably cooperate with Buyer, at Buyer’s sole cost and expense, during the 30-day period immediately following the Closing to assist Buyer in obtaining replacements for any of the Transferred Codes (including the associated Product GS1 Company Prefixes on the GS1 US, Inc. register) used or held for use in connection with the Business and shall use commercially reasonable efforts to make the Transferred Codes available to Buyer until Buyer obtains such replacement codes.

Section 5.16           Correspondence. Seller covenants and agrees that it shall use all commercially reasonable efforts to promptly forward to Buyer any mail (physical, electronic or otherwise), facsimile or telephone inquiries of actual customers or actual or potential suppliers and vendors of or relating to the Business, including customer orders.

Section 5.17            Pre-Closing Consents. No later than three Business Days before the Closing Date, Seller shall (i) obtain all necessary consents from the lenders under the Seller Credit Agreement to (A) permit the consummation of the transactions contemplated by this Agreement under the Seller Credit Agreement and (B) effect the release, discharge, removal and termination of all Encumbrances on the Purchased Assets arising under the Seller Credit Agreement and (ii) deliver copies of such consents to Buyer.

Section 5.18            Post-Closing Access; Owned Real Property Matter.

(a)            For a period of three (3) years following the Closing Date, Buyer and its Affiliates shall afford Seller and its Representatives reasonable access (including for inspection and copying) at all reasonable times upon reasonable advance notice to the Owned Real Property and to the extent reasonably requested by Seller in connection with any Actions arising from or relating to the Owned Real Property Matter; provided, however, that any such access shall be conducted at Seller’s sole risk, cost and expense, during normal business hours, under the supervision of Buyer’s personnel and in such a manner as not unreasonably to interfere with the normal operations of Buyer.

(b)            For a period of four months following the Closing Date, Buyer shall not, and shall cause its Affiliates and its and their Representatives not to, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed) perform any capital repairs and replacements or other extraordinary maintenance of the Owned Real Property building structure, foundation, supporting structure or similar, to the extent that such repairs, replacements or other extraordinary maintenance arise from or relate to the Owned Real Property Matter unless (i) such repairs, replacements or other extraordinary maintenance are necessary to protect the health or safety of any of Buyer’s or its Affiliates’ employees or (ii) the failure to make such repairs, replacements or other extraordinary maintenance would reasonably be expected to disrupt the operation of the Business, in which case Buyer will provide Seller reasonable advance notice prior to making such repair, replacements or other extraordinary maintenance.

Section 5.19           Specified Assets. From and after the date of this Agreement through the Closing, Buyer and Seller shall negotiate in good faith to determine whether the assets listed on Schedule 5.19 of the Disclosure Schedules can be removed from the Owned Real Property and transferred to Seller without causing any disruption to the Business.

Section 5.20           Shared Contracts.

(a)            Prior to the Closing Date, Buyer shall provide to Seller a list of Shared Contracts to be replaced in connection with the transaction (the “Designated Shared Contracts”). From and after the date of delivery thereof, each of Seller and Buyer shall cooperate and shall use their commercially reasonable efforts to cause each Designated Shared Contract to be replaced with separate contract rights and obligations (each, a “Buyer Replacement Contract”) that provides Buyer with contract rights and obligations under such Buyer Replacement Contract that are substantially similar to the rights and obligations primarily attributable to the Business under such Shared Contract.

(b)            If, on the Closing Date, any Buyer Replacement Contract is not obtained, (i) Seller and Buyer shall continue to use commercially reasonable efforts for a period of 90 days following the Closing to obtain such Buyer Replacement Contract and (ii) until such Buyer Replacement Contract is obtained and to the extent permissible under applicable Law, use commercially reasonable efforts to institute alternative arrangements under which Buyer and its Affiliates would obtain the appropriate benefits and assume the related obligations and bear the related economic burdens in respect of the Designated Shared Contracts to the extent primarily related to the Business.

(c)            In no event shall either party be required to make any out-of-pocket payment (except for out-of-pocket payments that Buyer elects and agrees to reimburse to Seller) or any material concessions to any third party, or commence any Action, to obtain any Buyer Replacement Contract.

Section 5.21           Repayment of Receivables. Within one (1) Business Day following the execution of this Agreement, Buyer shall make a payment in the amount of $5,479,326.26 (“Buyer Receivables Payment” ) to be paid by wire transfer of immediately available funds to Seller, which amount shall be applied to the balance of accounts receivable payable by Buyer or its Affiliates to Seller or its Affiliates. In the event Buyer fails to pay in full the Buyer Receivables Payment in accordance with this Section 5.21, such failure shall be deemed a Willful Breach for all purposes under this Agreement and Seller shall be entitled to seek specific performance pursuant to Section 10.11 or terminate this Agreement pursuant Section 9.1(b).

Section 5.22           Financial Cooperation. From and after the date hereof until the date that is one hundred (100) days following the Closing Date, Buyer shall use commercially reasonable efforts, at Seller’s sole cost and expense, to provide reasonable assistance to Seller upon Seller’s reasonable request, to the extent reasonably necessary to facilitate Seller’s preparation of audited financial statements of Seller for its fiscal year ending June 30, 2023 and containing information sufficient to permit Seller to comply with the requirements of Regulations S-K and S-X promulgated under the Securities Exchange Act of 1934, as amended; provided, that Buyer shall have no obligation to procure any third-party services or employ any additional personnel in connection with providing such assistance and cooperation; provided, further, that Buyer shall not be required to provide any such assistance if it would cause unreasonable disruption to Buyer’s business.

Section 5.23          Good Faith Efforts to Negotiate. From and after the date hereof until the later of the (a) Closing Date or (b) Delayed Closing Deliverables Execution Date, the parties shall use their reasonable best efforts to diligently negotiate and finalize the forms of, in good faith (i) the Owned Real Property Office Lease, on the terms and conditions set forth on Exhibit A, (ii) the Owned Real Property Warehouse Lease, on the terms and conditions set forth on Exhibit B, (iii) the Transition Services Agreement, on the terms and conditions set forth on Exhibit C and (iv) the Co-Manufacturing Agreement on the terms and conditions set forth on Exhibit D. Notwithstanding anything herein, if all of the conditions to the obligations of the parties set forth in Article VII have been satisfied (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date) other than the conditions set forth in Section 7.2(d) and Section 7.3(d), in each case, with respect to the execution and delivery of the Owned Real Property Office Lease, the Owned Real Property Warehouse Lease, the Transition Services Agreement and/or the Co-Manufacturing Agreement, as applicable, as a result of the parties having failed to finalize the forms of such agreements prior to such date (each such agreement, a “Delayed Closing Deliverable”), then for purposes of this Agreement, (A) the conditions set forth in Section 7.2(d) and Section 7.3(d), respectively, with respect to such Delayed Closing Deliverables shall be deemed satisfied in full, (B) the parties shall consummate the Closing in accordance with Section 2.7, (C) from and after the Closing until the earlier of (x) the execution of such Delayed Closing Deliverables by each party thereto or (y) the expiration of the term of such Delayed Closing Deliverable set forth in Exhibits A-D, as applicable (such date, the “Delayed Closing Deliverables Execution Date”), the parties shall operate and perform under the terms and conditions set forth on Exhibits A-D, as applicable, of each of the Delayed Closing Deliverables.

Section 5.24           Payoff Indebtedness. Seller shall deliver to Buyer, no less than three Business Days prior to the Closing Date, a payoff letter in form and substance reasonably satisfactory to Buyer executed by the administrative agent under the Seller Credit Agreement, effective as of the Closing Date, which (i) indicates the total amount (the “Payoff Amount”) required to be paid to fully satisfy all obligations, fees and expenses related to the term loan outstanding under the Seller Credit Agreement (the “Payoff Indebtedness”) in connection with the Closing (including any per diem or similar ticking fee), and (ii) provides for, among other things, the automatic release, discharge, removal and termination of all Encumbrances on the Purchased Assets arising under the Seller Credit Agreement and the other loan documents relating thereto, upon payment of the Payoff Amount (such payoff letter, together with the required discharge statements, termination statements and originals of all pledged collateral to be returned to Seller, the “Payoff Letter”).

Article VI
TAX MATTERS

Section 6.1      Transfer Taxes. Seller, on the one hand, and Buyer and its Affiliates, on the other hand, shall cooperate in timely filing all Tax Returns, as and when required, to comply with the provisions of any applicable Tax Laws relating to Transfer Taxes. Each party shall be responsible for (and shall indemnify and hold the other party and its Affiliates harmless from and against) fifty percent (50%) of any Transfer Taxes (and against any cost or expense incurred in connection with filing any Tax Return related to Transfer Taxes).

Section 6.2      Preparation of Tax Returns. Seller shall timely and properly prepare and file (or cause to be timely prepared and filed) all Tax Returns required by applicable Law covering the Business, the operation of the Business, and the Purchased Assets for any taxable period ending at or prior to the Closing that are required to be filed, regardless of when due (and shall timely pay all Taxes shown as due on such Tax Returns), which Tax Returns shall be prepared and filed consistent with past practice and custom (unless otherwise required pursuant to applicable Law). Buyer shall be required to prepare and file (or cause to be prepared and filed) all Tax Returns required by applicable Law covering the Business, the Purchased Assets, and the Assumed Liabilities for any taxable period ending subsequent to the Closing, including any Straddle Period (and shall timely pay all Taxes shown as due on such Tax Returns, subject to the terms of Section 6.1 and Section 6.5); provided, that this sentence will not be construed to require Buyer to file any Tax Return required to be filed by Seller under applicable Law (or to pay any Tax that is includible in Excluded Liabilities).

Section 6.3      Cooperation. Seller and Buyer shall reasonably cooperate with one another in connection with (i) the preparation and filing of any Tax Return with respect to the Business and the Purchased Assets (A) for any Straddle Period or (B) for any non-Straddle Period for up to three years following the Closing, (ii) any Tax claim or other Third Party Claim involving Taxes with respect to the Business and the Purchased Assets (A) for any Straddle Period or (B) for any non-Straddle Period for up to three years following the Closing, and (iii) any other matter under this Agreement relating to Taxes (A) for any Straddle Period or (B) for any non-Straddle Period for up to three years following the Closing. Such cooperation shall include the retention and the provision of records and information that are reasonably relevant to any such Tax matter and reasonable access to representatives on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Without limitation to the foregoing, Seller and Buyer agree to retain all books and records with respect to Tax matters pertinent to the Business and the Purchased Asset relating to any taxable period beginning prior to the Closing Date until the expiration of the statute of limitations applicable to such Tax or Tax matter.

Section 6.4      Withholding. Notwithstanding anything to the contrary stated elsewhere in this Agreement, Buyer shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment as required by applicable Law. No later than three (3) Business Days prior to the applicable payment to which such deduction and withholding relate, Buyer shall provide written notice to Seller of its intended deduction and withholding, and Buyer shall use commercially reasonable efforts to cooperate to reduce or eliminate any such deduction or withholding. To the extent such amounts are so withheld and paid over to or deposited with the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect to which such deduction and withholding was made.

Section 6.5      Tax Proration. With respect to a Straddle Period, (i) all real property Taxes, personal property Taxes, and similar ad valorem obligations levied or imposed with respect to the Business, the Purchased Assets, and the Assumed Liabilities (individually or in the aggregate) shall be apportioned between Seller and Buyer based on the number of days of such Straddle Period in the period ending on (and including) the Closing Date and the number of days of such taxable period in the period subsequent to the Closing Date and (ii) Taxes other than Taxes described in clause (i) of this sentence levied or imposed with respect to the Business, the Purchased Assets, and the Assumed Liabilities (individually or in the aggregate) shall be allocated using a “closing of the books” methodology as of the end of the Closing Date (the liability for Taxes as allocated between Buyer and Seller pursuant to clause (i) and clause (ii) of this sentence, the “Apportioned Obligations”); provided, that (x) exemptions, allowances, or deductions that are calculated on an annual basis shall be allocated between the period ending on the Closing Date and the period beginning subsequent to the Closing Date in proportion to the number of calendar days in each period and (y) the taxable period in respect of a particular real property Tax, personal property Tax, or any other similar ad valorem obligation shall begin on the date on which ownership of the applicable asset gives rise to the liability for the particular Tax and shall end on the day immediately prior to the next such applicable date. Seller shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to such pre-Closing portion of such Straddle Period (the “Seller Property Tax Amount”). Buyer shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to such post-Closing portion of such Straddle Period. Within sixty (60) days subsequent to the Closing Date, Seller shall present to Buyer Seller’s estimate of the Seller Property Tax Amount together with all documents and materials relevant to the calculation of such estimate. If the Seller Property Tax Amount taken into account in the determination of the Purchase Price (as finally determined pursuant to Section 2.8) exceeds Seller’s proportionate liability for such Taxes as determined by a Governmental Authority or as reported on applicable Tax Returns, Buyer shall reimburse Seller for such excess amount no later than ten (10) Business Days after such determination or any such Tax Return is filed by making a payment to Seller. If the Seller Property Tax Amount taken into account in the determination of the Purchase Price (as finally determined pursuant to Section 2.8) is less than Seller’s proportionate liability for such Taxes as determined by a Governmental Authority or as reported on applicable Tax Returns, Seller shall reimburse Buyer for the absolute value of the amount of such difference no later than ten (10) Business Days after receiving notice from Buyer of such determination or that any such Tax Return has been filed by making a payment to Buyer (or as otherwise directed by Buyer). Any payment required under this Section 6.5 that is not made within the time prescribed in this Section 6.5 shall bear interest at a rate of eight percent (8.0%) per annum, compounded quarterly.

Section 6.6      Tax Treatment. For federal income tax purposes, the sale of the Purchased Assets by Seller, and the purchase of the Purchased Assets by Buyer, is intended to be treated as a taxable acquisition of assets by Buyer from Seller (the “Intended Tax Treatment”). No party hereto shall, or shall permit any of its Affiliates to, take any position, or make any filing on any Tax Return, inconsistent with the Intended Tax Treatment unless otherwise required pursuant to a final, non-appealable determination made by a competent Governmental Authority under applicable Law.

Section 6.7      Tax Refunds. All refunds for any of the Taxes set forth in Section 2.4(b) shall be for the sole benefit of Seller and to the extent that Buyer receives a refund that is for the benefit of Seller, Buyer shall promptly pay such refund (without interest, other than interest received from the applicable Governmental Authority) to Seller, net of any reasonable out-of-pocket expenses incurred by Buyer or any of its Affiliates in connection with obtaining such refund or paying such refund to Seller in accordance with this Section 6.7. All refunds for Transfer Taxes shall be shared in the same manner that the liability for the underlying Tax is shared under Section 6.1. In the event that Buyer has made any payment under this Section 6.7 in respect of a refund and such refund is subsequently diminished, reduced or disallowed in connection with a proceeding initiated by a Governmental Authority primarily related to such refund, promptly upon the request of Buyer, Seller shall repay such amount that was diminished, reduced or disallowed to Buyer (or its designee). For the sake of clarity, and in accordance with Section 2.2(g), and without limiting Seller’s or its Affiliates’ rights under the Owned Real Property Office Lease or Owned Real Property Warehouse Lease, neither Seller nor any of its Affiliates shall be entitled to, or shall receive, any refund that is paid by a Governmental Authority subsequent to, or that arises subsequent to, the Closing if such refund relates to a Tax Abatement Agreement.

Article VII
CONDITIONS TO CLOSING

Section 7.1      General Conditions. The respective obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition, which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a)            no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 7.2      Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Seller in its sole discretion:

(a)            Representations and Warranties. All of Buyer’s representations and warranties contained in Article IV shall be true and correct both when made and as of the Closing Date, except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)            Covenants. Buyer shall have performed or complied with, in all material respects, all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)            Officer’s Certificate. Seller shall have received from Buyer a certificate to the effect set forth in Sections 7.2(a) and 7.2(b) signed by a duly authorized officer thereof.

(d)            Deliveries. Subject to Section 5.23, Seller shall have received an executed copy of each of the documents listed in Section 2.7(d).

Section 7.3      Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Buyer in its sole discretion:

(a)            Representations and Warranties.

(i)            Each of the Seller Fundamental Representations shall be true and correct in all respects, both when made and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all but de minimis respects as of such specified date.

(ii)            Each of the representations and warranties of Seller (other than the Seller Fundamental Representations) contained in Article III shall be true and correct in all respects (without giving effect to any limitation or qualification as to “materiality,” “Material Adverse Effect” or similar phrases or words set forth therein) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct, to the extent set forth above, as of such specified date; except where the failure of such representations and warranties to be so true and correct would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            Covenants. Seller shall have performed or complied with, in all material respects, all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)            Officer’s Certificate. Buyer shall have received from Seller a certificate to the effect set forth in Sections 7.3(a) and 7.3(b), signed by a duly authorized officer thereof.

(d)            Deliveries. Subject to Section 5.23, Buyer shall have received an executed copy of each of the documents listed in Section 2.7(b).

(e)            No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

Article VIII
INDEMNIFICATION

Section 8.1      Survival. All of the representations and warranties of the parties contained in this Agreement shall not survive (and shall expire as of) the Closing; provided, however, that the foregoing shall not preclude the parties from asserting a claim for Fraud. None of the covenants or agreements contained in this Agreement to be performed prior to the Closing shall survive the Closing and shall terminate at the Closing or upon the termination of this Agreement (as the case may be). All of the covenants and agreements contained in this Agreement to be performed on or after the Closing shall survive the Closing until fully performed or fulfilled, unless and only to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance (the applicable date on which the representations, warranties, covenants or agreements expire pursuant to this sentence or the preceding sentences of this Section 8.1, each a “Survival Expiration Date”). The parties hereto acknowledge and agree that with respect to any claim that any party may have against any other party that is permitted pursuant to the terms of this Agreement, the Survival Expiration Dates set forth and agreed to in this Section 8.1 shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable.

Section 8.2      Indemnification by Seller. Seller shall save, defend, indemnify and hold harmless Buyer and its Subsidiaries and the respective Representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of the foregoing for, any and all losses, damages, liabilities, deficiencies, claims, Taxes, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to, without duplication:

(a)            any breach of any covenant or agreement by Seller contained in this Agreement;

(b)            any Excluded Asset or Excluded Liability; and

(c)            (i) Seller’s portion of any Transfer Taxes pursuant to Section 6.1 and (ii) Taxes that are set forth in Section 2.4(b) and that are imposed on Buyer (or any of its Affiliates).

Section 8.3      Indemnification by Buyer. Buyer shall save, defend, indemnify and hold harmless Seller and its Subsidiaries and the respective Representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to, without duplication:

(a)            any breach of any covenant or agreement by Buyer contained in this Agreement;

(b)            any Assumed Liability; and

(c)            Buyer’s portion of any Transfer Taxes pursuant to Section 6.1.

Section 8.4      Procedures.

(a)            A party seeking indemnification (the “Indemnified Party”) in respect of, arising out of or involving a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”) shall deliver notice (a “Claim Notice”) in respect thereof to the party against whom indemnity is sought (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of notice of the Third Party Claim, which notice shall describe the claim in reasonable detail and shall indicate the estimated amount, if determinable and reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party, and shall provide the Indemnifying Party with such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII, except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)            The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 20 days of receipt of a Claim Notice from the Indemnified Party in respect of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim for equitable or injunctive relief or any claim that would impose criminal liability or damages, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third Party Claim. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof in accordance with this Section 8.4(b). If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 8.4(b), the Indemnified Party shall have the sole right to assume the defense of and, subject to the last sentence of this Section 8.4(b), to settle such Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the sole cost and expense of the Indemnified Party unless the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party has been advised in writing by counsel that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party presents or is reasonably likely to present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

(c)            The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

(d)            Notwithstanding the provisions of Section 10.9, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

(e)            Notwithstanding the foregoing or anything else in this Agreement to the contrary, to the extent the resolution of a particular Third Party Claim with respect to Taxes for which more than fifty percent (50%) of the amount of the Third-Party Claim constitute Taxes that are Excluded Liabilities, Seller must (i) promptly notify Buyer of the assertion of such, (ii) keep Buyer informed of all proceedings, and (iii) obtain the written consent of Buyer (not to be unreasonably withheld, conditioned, or delayed) before agreeing to any settlement of the same.

Section 8.5      Limitations on Indemnification.

(a)            To the extent required by applicable Law, each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto; provided, that, for the avoidance of doubt, any reasonable fees, costs and expenses incurred as a result of such efforts to mitigate will be deemed Losses for purposes of this Article VIII.

(b)            The maximum liability for all Losses for which indemnification is sought under Section 8.2(a) shall not exceed, in the aggregate, the Purchase Price.

(c)            Buyer shall not be entitled to recovery under this Article VIII for any Losses in respect of the matters identified in the Owned Real Property Matter (other than, subject to the procedures set forth in this Article VIII, in connection with any Third Party Claim brought against a Buyer Indemnified Party in connection therewith) and Buyer hereby acknowledges and agrees that its sole recourse with respect to such matters shall be the Specified Owned Real Property Reduction Amount received at Closing.

Section 8.6      Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by each of the parties hereto (and its Affiliates) as an adjustment to the Purchase Price (as finally determined pursuant to Section 2.8) for all applicable tax purposes, unless otherwise required by applicable Law.

Article IX
TERMINATION

Section 9.1      Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by mutual written consent of Buyer and Seller;

(b)            (i) by Seller, if Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b), (B) cannot be or has not been cured within 15 days following delivery to Buyer of written notice of such breach or failure to perform except that the cure period for a failure to deliver the full consideration payable pursuant to Article II at the Closing or the Buyer Receivables Payment amount pursuant to Section 5.21, in each case, as required hereunder shall be one (1) Business Day following delivery of written notice of such breach or failure to perform, and (C) has not been waived by Seller or (ii) by Buyer, if Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b), (B) cannot be or has not been cured within 15 days following delivery to Seller of written notice of such breach or failure to perform and (C) has not been waived by Buyer;

(c)            by either Seller or Buyer if the Closing shall not have occurred by September 30, 2023 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Termination Date; provided, further, that the Termination Date shall be extended by the amount of time necessary for Seller to complete any Restoration pursuant to a Casualty Loss Election in accordance with Section 5.14(b) or any replacement or restoration pursuant to a Taking Election in accordance with Section 5.14(c);

(d)            by either Seller or Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

(e)            by Buyer, if between the date hereof and the Closing, there has been a Material Adverse Effect; or

(f)            by Buyer, if and to the extent permitted pursuant to Section 5.14(b) or Section 5.14(c).

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.

Section 9.2      Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Section 3.26 and Section 4.5 relating to broker’s fees and finder’s fees, Section 5.10 relating to confidentiality, Section 5.12 relating to public announcements, Article X (other than Section 10.11 relating to enforcement) and this Section 9.2 and (b) that no such termination shall relieve either party from any liability or damages arising out of a Willful Breach or Fraud.

Article X
GENERAL PROVISIONS

Section 10.1      Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that (i) no such fees and expenses payable by Seller shall be paid from any assets otherwise transferable to Buyer pursuant hereto, and in addition to the other costs and expenses to be paid by Buyer set forth elsewhere in this Agreement, Buyer shall pay for the following costs in connection with this transaction: all recording and filing fees, if any, in connection with the acquisition of the Purchased Assets (other than Transfer Taxes, which shall be paid by Seller and Buyer as set forth in this Agreement), the costs associated with any title commitment received from the Title Company and the standard fees for the Title Insurance Policy and any endorsement thereto, and any Survey of Owned Real Property requested by Buyer. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Willful Breach of this Agreement by the other.

Section 10.2      Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 10.3      Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.4      Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if sent via e-mail with confirmed receipt, on the date sent via email, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by like notice by the party to receive such notice:

(i)            if to Seller, to:

Farmer Bros. Co.
1912 Farmer Brothers Drive

Northlake, Texas 76262
Attention: Jared Vitemb
E-mail: jvitemb@farmerbros.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP
2121 N. Pearl St. Suite 900

Dallas, TX 75230
Attention: Charles T. Haag
E-mail: chaag@winston.com

(ii)           if to Buyer, to:

TreeHouse Foods, Inc.
2021 Spring Road
Suite 600
Oak Brook, IL 60523
Attention: Kristy Waterman
E-mail: Kristy.Waterman@treehousefoods.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
2001 Ross Avenue Suite 2100
Dallas, TX 75201
Attention: Jeffrey Chapman and Jonathan Whalen
E-mail: JChapman@gibsondunn.com, JWhalen@gibsondunn.com

Section 10.5      Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 10.6      Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.7      No Third-Party Beneficiaries. Except as provided in Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 10.8      Governing Law. This Agreement and any claims or causes of action arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (whether in contract, in tort, under statute or otherwise) shall be governed by, and interpreted, construed and enforced in accordance with, the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of any jurisdiction other than the State of Delaware.

Section 10.9      Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against the other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, the parties agree that disputes with respect to the matters referenced in Section 2.8 shall be resolved by the Independent Accounting Firm as provided therein.

Section 10.10      Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that Buyer may assign this Agreement to any Subsidiary of Buyer without the prior consent of Seller; provided, further, that no assignment shall limit Buyer’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.11      Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.12      Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.13      Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.14      Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.15      Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.16      Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 10.17      Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.18      No Presumption Against Drafting Party. Each of Buyer and Seller acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.19      Exhibits and Schedules; Disclosure Schedule. The Exhibits and schedules to this Agreement are a material part of this Agreement and are incorporated by reference herein. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is reasonably apparent based on a plain reading of such disclosure. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller that, in and of itself, such information is material to or outside the Ordinary Course of Business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

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IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TREEHOUSE FOODS, INC.

By:	Amit Philip
Name: Amit Philip
Title: Senior Vice President, Chief Growth & Strategy Officer

FARMER BROS. CO.

By:	/s/ D. Deverl Maserang II
Name: D. Deverl Maserang II
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Exhibit A
Owned Real Property Office Lease Term Sheet

Exhibit B
Owned Real Property Warehouse Lease Term Sheet

Exhibit C
Transition Services Agreement Term Sheet

Exhibit D
Form of Bill of Sale

Exhibit E
Form of Assumption Agreement

Exhibit F
Form of Deed

Exhibit G
Form of Assignment of Contracts

Exhibit H
Form of Co-Manufacturing Agreement

Exhibit I
Form of Seller Affidavit